Exhibit (c)(i)

NEW SOUTH WALES TREASURY CORPORATION STATEMENTS OF COMPREHENSIVE INCOME FOR THE YEAR ENDED 30 JUNE 2013

Statements of comprehensive income

		CONSOLIDATED		CORPORATION
		2013	2012	2013	2012
	Note	$’000	$’000	$’000	$’000
Income from changes in fair value	2	4,970,893	8,174,991	4,970,893	8,174,991
Less: Expenses from changes in fair value	3	(4,823,167)	(8,076,666)	(4,823,167)	(8,076,666)
Net income from changes in fair value		147,726	98,325	147,726	98,325
Fees and commissions	4	24,340	22,057	24,340	22,057
Total net revenue		172,066	120,382	172,066	120,382

Less: General administrative expenses
Staff costs		(23,901)	(18,331)	(1,902)	(1,333)
Personnel services costs		—	—	(21,673)	(17,508)
Financial services costs		(1,624)	(1,681)	(1,624)	(1,681)
Information technology costs		(8,088)	(10,102)	(8,088)	(10,102)
Premises and administration costs		(6,262)	(6,265)	(6,262)	(6,265)
Total general administrative expenses		(39,875)	(36,379)	(39,549)	(36,889)
Transaction issuance fees		(3,172)	(4,501)	(3,172)	(4,501)
Other transaction costs		(2,119)	(2,351)	(2,119)	(2,351)
Total transaction costs		(5,291)	(6,852)	(5,291)	(6,852)
Total general administrative and transaction costs	4	(45,166)	(43,231)	(44,840)	(43,741)
Profit before income tax equivalent expense		126,900	77,151	127,226	76,641
Income tax equivalent expense	1(c)	(38,168)	(22,992)	(38,168)	(22,992)
Profit for the year		88,732	54,159	89,058	53,649

Other comprehensive income/(loss)
Items that will not be reclassified to profit or loss:
Actuarial gain/(loss) on defined benefit plans	4	326	(510)	—	—
Total comprehensive income for the year		89,058	53,649	89,058	53,649

The accompanying notes form part of these financial statements.

55 of 131 / TCorp Annual Report

NEW SOUTH WALES TREASURY CORPORATION STATEMENTS OF CHANGES IN EQUITY FOR THE YEAR ENDED 30 JUNE 2013

Balance sheets

		CONSOLIDATED		CORPORATION
		2013	2012	2013	2012
	Note	$’000	$’000	$’000	$’000
Assets
Cash and liquid assets	5	952,827	1,650,752	952,827	1,650,752
Outstanding settlements receivable	1(e)	34,802	—	34,802	—
Due from financial institutions	6	6,285,218	3,353,203	6,285,218	3,353,203
Securities held	7	5,559,197	6,216,622	5,559,197	6,216,622
Derivative financial instruments receivable	14	553,068	594,085	553,068	594,085
Loans to government clients	8	59,330,677	58,406,519	59,330,677	58,406,519
Other assets	9	15,202	26,653	14,983	26,589
Plant and equipment	10	6,052	5,980	6,052	5,980
Total assets		72,737,043	70,253,814	72,736,824	70,253,750

Liabilities
Due to financial institutions	11	4,240,775	6,639,725	4,240,775	6,639,725
Outstanding settlements payable	1(e)	144,249	25,155	144,249	25,155
Due to government clients	12	219,520	748,128	219,520	748,128
Borrowings	13	67,337,267	61,968,874	67,337,267	61,968,874
Derivative financial instruments payable	14	584,371	693,865	584,371	693,865
Income tax equivalent payable		7,381	5,322	7,381	5,322
Other liabilities and provisions	15	71,499	69,322	71,280	69,258
Total liabilities		72,605,062	70,150,391	72,604,843	70,150,327

Net assets		131,981	103,423	131,981	103,423
Represented by:
Equity
Retained earnings	18	131,981	103,423	131,981	103,423
Total equity		131,981	103,423	131,981	103,423

 The accompanying notes form part of these financial statements.

56 of 131 / TCorp Annual Report

NEW SOUTH WALES TREASURY CORPORATION STATEMENTS OF CHANGES IN EQUITY FOR THE YEAR ENDED 30 JUNE 2013

Statements of changes in equity

		CONSOLIDATED		CORPORATION
		Retained	Total	Retained	Total
		earnings	equity	earnings	equity
	Note	$’000	$’000	$’000	$’000
Total equity at 30 June 2011		100,274	100,274	100,274	100,274
Profit for the year		54,159	54,159	53,649	53,649
Other comprehensive loss	4	(510)	(510)	—	—
Total comprehensive income for the year		53,649	53,649	53,649	53,649
Dividend payable	15	(50,500)	(50,500)	(50,500)	(50,500)
Total equity at 30 June 2012	18	103,423	103,423	103,423	103,423
Profit for the year		88,732	88,732	89,058	89,058
Other comprehensive income	4	326	326	—	—
Total comprehensive income for the year		89,058	89,058	89,058	89,058
Dividend paid		(5,000)	(5,000)	(5,000)	(5,000)
Dividend payable	15	(55,500)	(55,500)	(55,500)	(55,500)
Total equity at 30 June 2013	18	131,981	131,981	131,981	131,981

The accompanying notes form part of these financial statements.

57 of 131 / TCorp Annual Report

NEW SOUTH WALES TREASURY CORPORATION CASH FLOW STATEMENTS FOR THE YEAR ENDED 30 JUNE 2013

Cash flow statements

		CONSOLIDATED		CORPORATION
		2013	2012	2013	2012
	Note	$’000	$’000	$’000	$’000
Cash (outflows)/inflows from operating activities
Interest and other costs of finance received		3,611,774	3,636,256	3,611,774	3,636,256
Interest and other costs of finance paid		(3,323,246)	(3,520,270)	(3,323,246)	(3,520,270)
Fees and commissions received		26,531	29,031	26,531	29,031
Payments of tax equivalents		(36,109)	(30,971)	(36,109)	(30,971)
Payments of Goods and Services Tax		(890)	(1,108)	(890)	(1,108)
Payments of administrative expenses		(39,448)	(42,176)	(39,448)	(42,176)
Loans to government clients made		(8,206,831)	(19,698,969)	(8,206,831)	(19,698,969)
Loans to government clients repaid		5,777,372	15,330,253	5,777,372	15,330,253
Net cash used in operating activities	29	(2,190,847)	(4,297,954)	(2,190,847)	(4,297,954)

Cash outflows from investing activities
Purchases of plant and equipment and intangible assets		(4,085)	(9,655)	(4,085)	(9,655)
Net cash to securities held		(2,236,695)	(447,643)	(2,236,695)	(447,643)
Net cash used in investing activities		(2,240,780)	(457,298)	(2,240,780)	(457,298)

Cash inflows/(outflows) from financing activities
Proceeds from issuance of borrowings and short term securities		61,595,580	52,251,192	61,595,580	52,251,192
Repayment of borrowings and short term securities		(57,354,313)	(46,357,824)	(57,354,313)	(46,357,824)
Net cash outflows from the purchase and repayment of other short term financial instruments		(452,065)	(409,174)	(452,065)	(409,174)
Dividends paid		(55,500)	(91,000)	(55,500)	(91,000)
Net cash provided by financing activities		3,733,702	5,393,194	3,733,702	5,393,194

Net (decrease)/increase in cash held		(697,925)	637,942	(697,925)	637,942
Cash and cash equivalents at the beginning of the year		1,650,752	1,012,810	1,650,752	1,012,810
Cash and cash equivalents at the end of the year	28	952,827	1,650,752	952,827	1,650,752

The accompanying notes form part of these financial statements.

58 of 131 / TCorp Annual Report

NEW SOUTH WALES TREASURY CORPORATION NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2013

Notes to the financial statements

1	Summary of significant accounting policies

a)	Basis of preparation

The financial statements of New South Wales Treasury Corporation (‘the Corporation’) are general purpose financial statements and have been prepared in accordance with the provisions of the Public Finance and Audit Act 1983, the Public Finance and Audit Regulation 2010 and the New South Wales Treasurer’s Directions. They have also been prepared in accordance with Australian Accounting Standards and other authoritative pronouncements of the Australian Accounting Standards Board (AASB).

Australian Accounting Standards include Australian equivalents to International Financial Reporting Standards (IFRS). This financial report, comprising the financial statements and accompanying notes for the consolidated entity and Corporation, complies with IFRS.

Standards and Interpretations issued but not yet effective

At the date of authorisation of the financial statements, the Standards and Interpretations listed below were issued but not yet effective.

Standard/Interpretation	Effective for annual reporting periods beginning on or after	Expected to be initially applied in the financial year ending

AASB 13 Fair Value Measurement and AASB 2011-8 Amendments to Australian Accounting Standards arising from AASB 13	1 January 2013	30 June 2014

AASB 127 (2011) Separate Financial Statements	1 January 2013	30 June 2014

AASB 119 (2011) Employee Benefits	1 January 2013	30 June 2014

AASB 10 Consolidated Financial Statements	1 January 2013	30 June 2014

AASB 2011-4 Amendments to Australian Accounting Standards to Remove Individual Key Management Personnel Disclosure Requirements	1 July 2013	30 June 2014

AASB 9 Financial Instruments, AASB 2012-6 Amendments to Australian Accounting Standards – Mandatory Effective Date of AASB 9 and Transition Disclosures, AASB 2010-7 Amendments to Australian Accounting Standards arising from AASB 9 (December 2010)	1 January 2015	30 June 2016

AASB 13 Fair Value Measurement does not establish new requirements for when fair value is required but provides a single source of guidance on how fair value is measured.
59 of 131 / TCorp Annual Report

NEW SOUTH WALES TREASURY CORPORATION NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2013

a)	Basis of preparation (continued)

AASB 9 Financial Instruments and its associated amending standards specify new recognition and measurement requirements for financial assets and financial liabilities within the scope of AASB 139 Financial Instruments: Recognition and Measurement.

Broadly, all of the amendments will require the Corporation to continue to measure financial assets and financial liabilities at fair value through profit or loss using current principles. Therefore when applied, all of these standards will impact only on the presentation of the financial statements and disclosures in the notes.

The financial statements are prepared on the basis of a ‘for-profit’ entity as determined by the accounting standards.

The financial statements are prepared using the accrual basis of accounting. Financial assets and financial liabilities are stated on a fair value basis of measurement. Plant and equipment is stated at the fair value of the consideration given at the time of acquisition. Employee benefits are recognised on a present value basis, as detailed in note 1(i). All other assets, liabilities and provisions are initially measured at historical cost and reported based on their recoverable or settlement amount.

All amounts are shown in Australian dollars and are rounded to the nearest thousand dollars unless otherwise stated. Assets and liabilities are presented on the Balance sheets in order of liquidity.

Accounting policies and the presentation adopted in these financial statements are consistent with the previous year. Comparative information has been reclassified, where necessary, to be consistent with the current year.

b)	Principles of consolidation

The financial statements of the consolidated entity include the accounts of the Corporation, being the parent entity, its wholly-owned subsidiary, TCorp Nominees Pty Limited, and the special purpose service entity, Treasury Corporation Division of the Government Service (‘TCorp Division’).

TCorp Division is deemed to be a reporting entity, and a controlled entity of the Corporation, in accordance with New South Wales Treasury Circular TC 11/19 Financial Reporting and Annual Reporting Requirements Arising from Employment Arrangements. The effect of all transactions and balances between entities in the consolidated entity are eliminated in full. Information provided in the notes to these financial statements refers to the consolidated entity and the Corporation unless otherwise stated (refer notes 4, 9, 15 and 26), as there is no material difference between the results or financial position of the consolidated entity and the Corporation.

c)	Tax equivalents

The Income Tax Assessment Act 1936 and the Income Tax Assessment Act 1997 exempt the Corporation and its controlled entities from liability for Commonwealth income tax. However, the Corporation is subject to tax equivalent payments to the New South Wales Government.

The Corporation’s liability was determined to be an amount equal to 30% of the profit for the year to 30 June 2013 (2012: 30%).
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NEW SOUTH WALES TREASURY CORPORATION NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2013

d)	Financial assets and financial liabilities

The Corporation has elected to designate all financial assets and financial liabilities as ‘fair value through profit or loss’, consistent with the provisions of accounting standard AASB 139 Financial Instruments: Recognition and Measurement. The eligibility criteria for this election have been satisfied as the Corporation manages its Balance sheet on a fair value basis. This is actively demonstrated through the measurement and reporting of risks, limits, valuations and performance, consistent with risk management policies approved by the Board. Derivative financial instruments are deemed to be ‘held for trading’ under AASB 139 and must be accounted as ‘fair value through profit or loss’. Therefore all financial assets, financial liabilities and derivative financial instruments are valued on a fair value basis as at balance date with resultant gains and losses from one valuation date to the next recognised in the Statement of comprehensive income.

Where an active market exists, fair values are determined by reference to the specific market quoted prices/yields at the year end. If no active market exists, judgement is used to select the valuation technique which best estimates fair value by discounting the expected future cash flows arising from the securities to their present value using market yields and margins appropriate to the securities. These margins take into account credit quality and liquidity of the securities. Market yields used for valuing loans to clients are derived from yields for similar debt securities issued by the Corporation which are detailed in note 19.

All financial assets, liabilities and derivatives are recognised on the Balance sheet at trade date being the date the Corporation becomes party to the contractual provisions of the instrument.

Financial assets are de-recognised when the Corporation’s contractual rights to cash flows from the financial assets expire. Financial liabilities are de-recognised when the Corporation’s contractual obligations are extinguished.

Securities sold under repurchase agreements are retained in the Securities Held classification on the Balance sheet (note 7). The Corporation’s obligation to buy back these securities is recognised as a liability and disclosed in Due to Financial Institutions (note 11).

Transactions conducted on behalf of others are disclosed in Fiduciary Activities (note 24) and those transactions offset or contingent on future events are disclosed in Contingent Liabilities and Commitments (note 25).

e)	Outstanding settlements

Outstanding settlements receivable comprise the amounts due to the Corporation for transactions that have been recognised, but not yet settled, as at the balance date. Outstanding settlements payable comprise amounts payable by the Corporation for transactions that have been recognised, but not yet settled, as at the balance date.

f)	Other assets and liabilities

Other assets, including debtors, intangible assets, prepayments and deposits, and other liabilities, including creditors, expense accruals, and provisions, are all reported based on their recoverable or settlement amount.
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NEW SOUTH WALES TREASURY CORPORATION NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2013

f)	Other assets and liabilities (continued)

Computer software is classified as an intangible asset and amortised on a straight line basis over the estimated useful life of the asset. Estimated useful lives are generally up to five years from the date the computer software is commissioned. The assets’ useful lives are reviewed and adjusted if appropriate at each balance date. Systems projects that are implemented in stages are recorded as work-in-progress within the computer software classification until they are commissioned and commence amortising.

g)	Plant and equipment

Plant and equipment comprising leasehold improvements, office furniture and equipment, computer hardware and motor vehicles are stated at cost less accumulated depreciation and impairment which approximates fair value. Cost includes expenditure that is directly attributable to the acquisition or construction of the item. Depreciation is calculated on a straight-line basis, from the date the assets are commissioned, over their estimated useful lives as follows:

Leasehold improvements (including the lease make good provision) over the term of the lease, which currently expires on 19 May 2018.

Equipment and vehicles

•	Computer hardware - three years

•	Motor vehicles - five years

•	Furniture and fittings - over the term of the lease, which expires on 19 May 2018.

The assets’ residual values, useful lives and depreciation method are reviewed at the end of each annual reporting period with the effects of any changes recognised on a prospective basis. Due to the nature of the assets an independent valuation is not required.

The gain or loss arising on disposal or retirement of an item of plant or equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognised in the Statements of comprehensive income.

h)	Impairment of assets

Items of plant and equipment, intangible assets and receivables are assessed annually for any evidence of impairment. Where evidence of impairment is found, the carrying amount is reviewed and, if necessary, written down to the asset’s recoverable amount.

i)	Employee benefits

Provision for annual leave is recognised on the basis of statutory and contractual requirements and is measured at nominal values using the remuneration rate expected to apply at the time of settlement. The provision for long service leave represents the present value of the estimated future cash outflows to employees in respect of services provided by employees up to the year end, with consideration being given to expected future salary levels, previous experience of employee departures and periods of service.
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NEW SOUTH WALES TREASURY CORPORATION NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2013

j)	Foreign currency transactions

Foreign currency transactions are initially translated into Australian dollars at the rate of exchange at the date of the transaction. At year end, foreign currency monetary items are translated to Australian dollars at the spot exchange rate current at that date. Resulting exchange differences are recognised in the Statements of comprehensive income.

k)	Cash and liquid assets

Cash and liquid assets includes cash and liquid assets that are readily convertible to cash. For the purpose of the Cash flow statements, cash and cash equivalents includes cash and liquid assets net of outstanding short-term borrowings.

l)	Leased assets

Operating lease payments are recognised as an expense as incurred over the lease term. Lease incentives received are recognised in the Statements of comprehensive income as an integral part of the total lease expense (included in premises costs) and spread over the lease term.

m)	Fiduciary activities

The Corporation acts as agent and manager for various client asset and debt portfolios and as trustee and manager of the Hour-Glass Investment Trusts (refer note 24). The associated liabilities and assets are not recognised in the Balance sheet of the Corporation. Management fees earned by the Corporation in carrying out these activities are included in the Statement of comprehensive income on an accruals basis.

n)	Set-off of assets and liabilities

The Corporation from time to time may facilitate certain structured financing arrangements for clients. In such arrangements where a legally recognised right to set-off the assets and liabilities exists, and the Corporation intends to settle on a net basis, the assets and liabilities arising are set-off and the net amount is recognised in the Balance sheet.

o)	Income recognition

Income is recognised to the extent that it is probable that the economic benefits will flow to the entity and the revenue can be reliably measured. Specific types of income are recognised as follows:

•	Interest income

Interest income includes accrued interest, discount and premium.

•	Fees and commissions

Fees and commissions for services provided are recognised in the period in which the service is provided.
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NEW SOUTH WALES TREASURY CORPORATION NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2013

p)	Goods and Services Tax (GST)

Income, expenses and assets (other than receivables) are recognised net of GST. The amount of GST on expenses that is not recoverable from the taxation authority is recognised as a separate item of administration expense. The amount of GST on assets that is not recoverable is recognised as part of the cost of acquisition. Receivables and payables are recognised inclusive of GST.

q)	Dividends

The Corporation’s commitment to pay a dividend to the New South Wales Government is ratified in a Statement of Business Intent. Additionally, the basis for determination of the year’s dividend is recorded in a Board resolution prior to the end of the financial year.

2	Income from changes in fair value

	2013	2012
	$’000	$’000
Income from changes in fair value is comprised of:
Interest income received or receivable – government clients	3,037,768	2,905,434
Interest income received or receivable – financial institutions	486,517	634,130
Gains on derivative financial instruments	80,334	28,084
Increase/(decrease) in fair value of financial assets/(liabilities)	1,366,274	4,607,343
	4,970,893	8,174,991

3	Expenses from changes in fair value

	2013	2012
	$’000	$’000
Expenses from changes in fair value is comprised of:
Interest expense paid or payable – government clients	9,314	14,692
Interest expense paid or payable – financial institutions	3,190,254	3,265,723
Losses on derivative financial instruments	67,059	246,341
Net foreign exchange loss	276	174
Decrease/(increase) in fair value of financial assets/(liabilities)	1,556,264	4,549,736
	4,823,167	8,076,666

Derivative financial instruments are used to manage interest rate risk and foreign exchange risk. Gains or losses on derivative financial instruments are largely offset by changes in the fair value of financial assets and liabilities.

64 of 131 / TCorp Annual Report

NEW SOUTH WALES TREASURY CORPORATION NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2013

4	Total comprehensive income for the year

	CONSOLIDATED		CORPORATION
	2013	2012	2013	2012
	$’000	$’000	$’000	$’000
(a) The profit for the year includes the following specific items:
Fees and commissions	24,340	22,057	24,340	22,057
Comprising:
Specific client mandates	12,771	13,491	12,771	13,491
- asset portfolios	6,054	6,807	6,054	6,807
- debt portfolios	6,717	6,684	6,717	6,684
Hour-Glass Investment Trusts	7,869	6,760	7,869	6,760
Other fees and commissions from NSW government entities	3,243	1,800	3,243	1,800
Other fees and commissions from financial institutions	457	6	457	6
Total general administrative and transaction costs	45,166	43,231	44,840	43,741
Includes:
Auditors remuneration to the Audit Office of NSW	325	307	325	307
- for audit of the financial report	294	284	294	284
- other services	31	23	31	23
Consultants’ fees	220	136	220	136
Depreciation and amortisation	4,412	4,608	4,412	4,608
Key management personnel compensation[1]	3,962	2,516	3,962	2,516
- Short-term employee benefits	3,766	2,345	3,766	2,345
- Post-employment benefits	161	143	161	143
- Other long-term employee benefits	35	28	35	28
Rental on operating leases	1,505	1,863	1,505	1,863
Superannuation expense	1,121	1,065	—	—
- Defined contribution plans	1,169	1,098	—	—
- Defined benefit plans	(48)	(33)	—	—
(b) Other comprehensive (income)/loss:
Actuarial (gain)/loss on defined benefit plans	(326)	510	—	—
[1]	Key management personnel includes the directors and executives with the authority and responsibility for managing the consolidated entity (note 26). The total compensation for non-executive directors for 2013 was $371,000 (2012: $367,000).
65 of 131 / TCorp Annual Report

NEW SOUTH WALES TREASURY CORPORATION NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2013

5	Cash and liquid assets

	2013	2012
	$’000	$’000
Cash on hand and at bank	11,898	22,908
Overnight and short term placements (unsecured)	940,929	1,627,844
	952,827	1,650,752

The overnight and short term placements for up to seven days are made to domestic financial institutions with principal and interest repayable at maturity date.

6	Due from financial institutions

	2013	2012
	$’000	$’000
Short-term bank deposits	6,191,335	3,318,206
Cash collateral	93,883	34,997
	6,285,218	3,353,203

Cash collateral may be provided by the Corporation to support amounts payable to financial institutions in respect of certain derivative transactions (note 20).

7	Securities held

	2013	2012
	$’000	$’000
Floating rate notes[1]	1,152,789	2,495,869
Bank bills and certificates of deposit	2,393,296	1,725,941
Securities sold under repurchase agreements	—	1,295,676
Commonwealth government bonds	207,602	—
Semi-government bonds	1,708,606	597,829
Other NSW Government related securities	96,904	101,307
	5,559,197	6,216,622
[1]	Includes securities guaranteed by the Commonwealth of Australia totalling $145.8 million (2012: $881.9 million), which remains effective until maturity.

Securities held are used mainly to cover liquidity requirements and to support client deposits accepted. Of the above amounts, $1,420.9 million (2012: $2,430.6 million) is scheduled to mature more than twelve months from the balance date.

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NEW SOUTH WALES TREASURY CORPORATION NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2013

8	Loans to government clients

	2013	2012
	$’000	$’000
New South Wales public sector clients:
- Crown entity	26,225,667	25,651,454
- Electricity sector	21,902,270	21,554,379
- Transport sector	1,760,840	1,299,296
- Water sector	8,127,766	7,851,155
- Other sectors	1,269,987	2,005,175
- Universities	44,147	45,060
	59,330,677	58,406,519

Loans to clients comprise financial accommodation on simple interest, fixed interest, floating rate or inflation indexed bases. Capital indexed loans, coupons and face value are indexed quarterly in line with changes in inflation. The fair value of these loans at balance date totalled $6,780.6 million (2012: $6,427.1 million). Year-on-year loans comprise a constant face value and a variable coupon that includes the fixed real rate and latest adjusted CPI. The fair value of these loans at balance date totalled $2,546.7 million (2012: $1,462.4 million).

Loans to New South Wales public sector clients and universities are guaranteed by the New South Wales Government. Of the above amounts, $56,777.1 million (2012: $56,253.9 million) is scheduled to mature more than twelve months from the balance date.

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NEW SOUTH WALES TREASURY CORPORATION NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2013

9	Other assets

		CONSOLIDATED		CORPORATION
		2013	2012	2013	2012
	Note	$’000	$’000	$’000	$’000
Debtors and fee accruals		7,836	14,437	7,836	14,437
Intangible assets		2,718	3,702	2,718	3,702
Security deposits		3,563	7,736	3,563	7,736
Lease incentive receivable		—	92	—	92
Prepaid superannuation	22	161	—	—	—
Other prepayments		924	686	866	622
		15,202	26,653	14,983	26,589

Reconciliation of Intangible assets
Opening carrying value		3,702	5,993	3,702	5,993
Additions		2,172	1,523	2,172	1,523
Amortisation		(2,689)	(3,588)	(2,689)	(3,588)
Write-offs of redundant assets		(467)	(226)	(467)	(226)
Carrying value at year end		2,718	3,702	2,718	3,702
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NEW SOUTH WALES TREASURY CORPORATION NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2013

10	Plant and equipment

	Leasehold		Equipment &
	Improvements		Vehicles		Total
	2013	2012	2013	2012	2013	2012
	$’000	$’000	$’000	$’000	$’000	$’000
Opening fair value	4,200	975	2,547	2,905	6,747	3,880
Opening accumulated depreciation	(110)	(710)	(657)	(1,621)	(767)	(2,331)
Opening carrying amount	4,090	265	1,890	1,284	5,980	1,549
Changes during the year:
Additions at fair value	498	4,378	1,475	1,370	1,973	5,748
Net disposals and write-offs of redundant assets	—	(133)	(178)	(164)	(178)	(297)
Depreciation expense	(805)	(420)	(918)	(600)	(1,723)	(1,020)
Closing carrying amount	3,783	4,090	2,269	1,890	6,052	5,980

Closing fair value	4,652	4,200	3,356	2,547	8,008	6,747
Closing accumulated depreciation	(869)	(110)	(1,087)	(657)	(1,956)	(767)
Carrying amount at year end	3,783	4,090	2,269	1,890	6,052	5,980

11	Due To financial institutions

	2013	2013	2012	2012
	Face Value	Fair Value	Face Value	Fair Value
	$’000	$’000	$’000	$’000
Promissory notes	4,120,224	4,110,085	5,320,327	5,307,868
Cash collateral	130,700	130,690	34,920	34,917
Repurchase agreements	—	—	1,293,917	1,296,940
	4,250,924	4,240,775	6,649,164	6,639,725

Promissory notes are short term securities issued by the Corporation, usually for terms ranging up to six months.

Securities sold under repurchase agreements are secured by cash collateral (note 20). The Corporation has an obligation to buy back the securities on the dates agreed, usually for terms ranging up to thirty days.

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12	Due to Government clients

	2013	2013	2012	2012
	Face Value	Fair Value	Face Value	Fair Value
	$’000	$’000	$’000	$’000
Client deposits	219,497	219,520	748,014	748,128
	219,497	219,520	748,014	748,128

Deposits are received from clients on an unsecured basis either at call or for fixed terms of one year or less, with interest payable at maturity.

13	Borrowings

	2013	2013	2012	2012
	Face Value	Fair Value	Face Value	Fair Value
	$’000	$’000	$’000	$’000
Benchmark bonds
- domestic	49,395,679	53,560,823	44,309,592	49,623,451
- global exchangeable	1,411,326	1,527,191	1,943,080	2,135,634
Total benchmark bonds	50,807,005	55,088,014	46,252,672	51,759,085
Euro Medium Term Notes	2,162,586	2,009,063	3,234,472	2,949,216
Capital indexed bonds	6,398,077	6,857,031	5,875,361	6,505,372
Floating rate notes	3,050,000	3,075,859	550,000	553,645
Other borrowings	295,200	307,300	192,690	201,556
	62,712,868	67,337,267	56,105,195	61,968,874

Domestic benchmark bonds and global exchangeable bonds pay semi-annual coupons with the face value repayable on maturity. Global exchangeable bonds are convertible to domestic benchmark bonds at the option of the holder.

Euro Medium Term Notes (EMTN) are issued via lead managers into both the Euro market and Japanese retail market. They are repayable at maturity with coupons payable either annually or semi-annually. In fair value terms, $1,993.1 million (2012: $2,949.2 million) is scheduled to mature more than twelve months from the balance date.

Callable notes are also issued under the EMTN programme. These notes have a maturity date of greater than five years, with an optional redemption date of one year or more. The fair value of callable notes at the balance date totalled $306.56 million (2012: $722.6 million).

Capital indexed bonds are domestic bonds with quarterly coupons and face value indexed in line with inflation. Capital indexed bonds are scheduled to mature more than twelve months from the balance date.

Floating rate notes are scheduled to mature more than twelve months from the balance date.

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13	Borrowings (continued)

Other borrowings include Waratah bonds and non-benchmark domestic bonds. In fair value terms, $275.0 million (2012: $113.6 million) is scheduled to mature more than twelve months from the balance date.

The Corporation does not provide any security in the form of asset and other pledges in relation to its borrowings and other amounts due to financial institutions.

The benchmark bonds on issue, by maturity were:

		2013	2013	2012	2012
	Coupon	Face Value	Fair Value	Face Value	Fair Value
Maturity	% p.a.	$’000	$’000	$’000	$’000
1 May 2013[1]	5.25	—	—	497,048	510,289
1 August 2013	5.50	3,958,641	4,057,832	5,142,274	5,389,735
8 July 2014	2.75	1,646,253	1,670,753	—	—
1 August 2014[1]	5.50	1,637,741	1,726,408	2,930,232	3,151,347
1 April 2015	6.00	2,813,950	3,011,690	2,651,350	2,883,915
1 April 2016	6.00	4,871,175	5,323,010	5,001,570	5,537,594
20 February 2017	4.00	3,396,742	3,526,977	2,502,683	2,590,621
1 March 2017[1]	5.50	2,429,328	2,662,398	2,717,369	3,021,986
1 February 2018	6.00	5,136,934	5,798,013	5,336,620	6,096,957
20 March 2019	3.50	2,887,511	2,871,914	—	—
1 April 2019[1]	6.00	1,759,596	1,996,367	2,561,851	2,974,719
1 May 2020	6.00	5,834,382	6,579,610	5,931,760	6,828,273
1 June 2020[1]	6.00	183,392	207,539	1,056,974	1,237,719
1 March 2022	6.00	6,648,981	7,580,098	5,049,461	5,935,068
20 April 2023	4.00	1,472,245	1,424,362	—	—
1 May 2023[1]	6.00	2,177,997	2,482,416	2,486,010	2,968,594
20 August 2024	5.00	3,734,150	3,922,650	2,175,000	2,373,360
1 May 2030	6.00	217,987	245,977	212,470	258,908
		50,807,005	55,088,014	46,252,672	51,759,085
[1]	Commonwealth Government guaranteed borrowings at 30 June 2013 total $9,075.13 million, fair value (2012: $13,864.65 million, fair value). Refer to Other disclosures concerning financial liabilities (note 16).

14	Derivative financial instruments

A derivative financial instrument is a contract or agreement whose value depends on (or derives from) the value of (or changes in the value of) an underlying instrument, reference rate or index.

Derivative financial instruments include swaps, forward-dated client loans, futures, forward foreign exchange contracts and interest rate options. Forward dated loans are priced on a consistent basis

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14	Derivative financial instruments (continued)

to other client loans. For all other derivative financial instruments the Corporation is not a price maker, but is a price taker in its use of derivatives.

Collateral may be obtained, or provided, by the Corporation when the market value of certain derivative transactions exceed thresholds agreed with the counterparty (note 20).

The policy of the Corporation is to account for derivative financial instruments on a fair value basis consistent with all other financial assets or liabilities as detailed in note 1(d). Accordingly, resultant profits and losses from one valuation date to the next are included in the Statement of comprehensive income as they arise.

Net exposure

The fair value of the Corporation’s transactions in derivative financial instruments outstanding at year end is as follows:

	2013	2012
	$’000	$’000
Derivative financial instruments receivable
Cross currency swaps[1]	23,910	3,586
Interest rate swaps	415,856	544,535
Forward foreign exchange contracts	107,312	29,235
Exchange traded futures	1,436	—
Forward dated loans	7	11,453
Interest rate options	4,547	5,276
	553,068	594,085

Derivative financial instruments payable
Cross currency swaps[1]	(124,664)	(171,896)
Interest rate swaps	(444,735)	(513,078)
Forward foreign exchange contracts	(1,495)	(2,510)
Exchange traded futures	—	(1,105)
Forward dated loans	(8,930)	—
Interest rate options	(4,547)	(5,276)
	(584,371)	(693,865)

Net amount payable under derivative financial instruments	(31,303)	(99,780)
[1]	Includes cross currency swaps to cover exposure to callable notes. Refer to note 17.
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14	Derivative financial instruments (continued)

The majority of derivative financial instruments (with the exception of forward foreign exchange contracts and exchange traded futures) are scheduled to be recovered or due to be settled more than twelve months from the balance date.

15	Other liabilities and provisions

		CONSOLIDATED		CORPORATION
		2013	2012	2013	2012
	Note	$’000	$’000	$’000	$’000
Provisions for employee benefits		6,367	2,436	—	—
Amounts due to service entity		—	—	6,204	2,630
Creditors, expense accruals and other provisions		7,567	13,653	7,511	13,640
Lease incentive		2,065	2,488	2,065	2,488
Unfunded superannuation liability	22	—	245	—	—
Dividend payable		55,500	50,500	55,500	50,500
		71,499	69,322	71,280	69,258

The Corporation’s obligations relating to employee benefits are reflected as amounts due to service entity at the balance date. Refer to note 26.

16	Other disclosures concerning financial liabilities

Guarantee of the State

All financial liabilities of the Corporation are guaranteed by the New South Wales Government under Sections 22A and 22B of the Public Authorities (Financial Arrangements) Act 1987.

Guarantee of the Commonwealth

Certain benchmark bonds issued by the Corporation, identified in Borrowings (note 13) are guaranteed by the Commonwealth of Australia pursuant to the Australian Government Guarantee of State and Territory Borrowing Scheme dated 24 July 2009 (the “Scheme”). On 7 February 2010, the Commonwealth announced that the “Final Issuance Date” under the Scheme would be 31 December 2010. All Commonwealth Guaranteed benchmark bonds issued by the Corporation in existence as at the Final Issuance Date remain guaranteed by the Commonwealth, in accordance with the terms of the Scheme.

Financing arrangements

The Corporation is able to access readily both domestic and offshore capital markets to ensure an adequate funding base. This ready market access is due to the Corporation having the highest level of credit ratings available to any Australian borrower, which derives from the guarantee of the New South Wales Government and the guarantee of the Commonwealth.

In addition to the Corporation’s domestic benchmark, non-benchmark and promissory note issuances, the following offshore programmes are in place:

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16	Other disclosures concerning financial liabilities (continued)

	2013		2012
	$bn		$bn
Global exchangeable bonds	AUD	18	AUD	18
Multi-currency Euro medium term note	USD	10	USD	10
Multi-currency Euro commercial paper	USD	5	USD	5
Multi-currency US medium term note	USD	10	USD	10

The programmes are not contractually binding on any provider of funds.

17	Fair value of financial assets and liabilities

All financial assets and liabilities are designated as fair value through profit or loss.

The Corporation’s loans and borrowings are guaranteed by the New South Wales State Government, and certain benchmark borrowings are guaranteed by the Commonwealth Government (note 13). As a result, credit risk is not a significant factor in the determination of the fair value. Changes in fair value are therefore mainly attributable to fluctuations in market yields and prices arising from changes in market conditions.

The Corporation has classified fair value measurements using a fair value hierarchy that reflects the subjectivity of inputs used in making the measurements. The fair value hierarchy has the following levels:

•	Quoted prices (unadjusted) in active markets for identical assets or liabilities (level 1).

•	Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is derived from prices) (level 2).

•	Inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs) (level 3).

There were no significant transfers between levels within the fair value hierarchy during the year.

The table below sets out the Corporation’s financial assets and liabilities (by class) measured at fair value according to the fair value hierarchy.

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17	Fair value of financial assets and liabilities (continued)

2013	Level 1	Level 2	Level 3	TOTAL
	$’000	$’000	$’000	$’000
Financial assets
Cash and liquid assets	952,827	—	—	952,827
Outstanding settlements receivable	34,802	—	—	34,802
Due from financial institutions	93,883	6,191,335	—	6,285,218
Securities held	2,061,971	3,497,226	—	5,559,197
Derivative financial instruments receivable	1,436	551,632	—	553,068
Loans to government clients	8,813	59,321,864	—	59,330,677
Debtors and fee accruals	7,836	—	—	7,836
Security deposits	3,563	—	—	3,563
Financial assets	3,165,131	69,562,057	—	72,727,188

Financial liabilities
Due to financial institutions	(130,690)	(4,110,085)	—	(4,240,775)
Outstanding settlements payable	(144,249)	—	—	(144,249)
Due to government clients	—	(219,520)	—	(219,520)
Borrowings - callable notes	—	—	(306,556)	(306,556)
Borrowings - other	(65,142,224)	(1,888,487)	—	(67,030,711)
Derivative financial instruments payable	—	(504,755)	(79,616)	(584,371)
Creditors, expense accruals and other provisions	(7,567)	—	—	(7,567)
Financial liabilities	(65,424,730)	(6,722,847)	(386,172)	(72,533,749)
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17	Fair value of financial assets and liabilities (continued)

2012	Level 1	Level 2	Level 3	TOTAL
	$’000	$’000	$’000	$’000
Financial assets
Cash and liquid assets	1,650,752	—	—	1,650,752
Due from financial institutions	34,997	3,318,206	—	3,353,203
Securities held	3,380,186	2,836,436	—	6,216,622
Derivative financial instruments receivable	—	590,499	3,586	594,085
Loans to government clients	178,750	58,227,769	—	58,406,519
Debtors and fee accruals	14,437	—	—	14,437
Security deposits	7,736	—	—	7,736
Financial assets	5,266,858	64,972,910	3,586	70,243,354

Financial liabilities
Due to financial institutions	(34,917)	(6,604,808)	—	(6,639,725)
Outstanding settlements payable	(25,155)	—	—	(25,155)
Due to government clients	(491)	(747,637)	—	(748,128)
Borrowings - callable notes	—	—	(722,564)	(722,564)
Borrowings - other	(58,264,456)	(2,981,854)	—	(61,246,310)
Derivative financial instruments payable	(1,105)	(619,296)	(73,464)	(693,865)
Creditors, expense accruals and other provisions	(13,653)	—	—	(13,653)
Financial liabilities	(58,339,777)	(10,953,595)	(796,028)	(70,089,400)

Financial instruments classified at level 3 in the hierarchy include Power Reverse Dual Currency Bonds (PRDC’s – callable notes – refer note 13) and associated cross currency swaps. PRDC’s are structured callable notes denominated in Japanese Yen and issued into the Japanese market. The cashflows on each bond are hedged by entering into a structured cross currency swap, callable on the same basis as the corresponding bond.

The Corporation forecasts the cashflows on each bond and swap using the original contractual terms, and where known, the Yen cashflows. The fair value of each bond and swap is calculated as the present value of the Australian dollar cashflows using the original issue margin. The Corporation is of the opinion that no secondary market exists for PRDC’s and there are no reasonably possible alternative assumptions that would significantly change the fair value.

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17	Fair value of financial assets and liabilities (continued)

Reconciliation of level 3 fair value movements

		2013	2012
	Note	$’000	$’000
Opening balance		(792,442)	(1,118,989)
Total gains and (losses) – realised[1]		166	5,869
Total gains and (losses) – unrealised[1]		82,302	30,111
Issues		—	—
Settlements		323,802	290,567
Transfers in or out of level 3		—	—
Closing balance		(386,172)	(792,442)

		2013	2012
		$’000	$’000
Level 3 Financial Instruments:
Callable Notes	13	(306,556)	(722,564)
Cross currency swaps receivable	14	—	3,586
Cross currency swaps payable	14	(79,616)	(73,464)
Closing balance		(386,172)	(792,442)
[1]	Included in Net income from changes in fair value in the Statements of comprehensive income.

18	Financial risk

Objectives and policies

The Corporation manages and monitors a variety of financial risks including Market Risk (interest rate risk and foreign exchange risk), Credit Risk and Liquidity Risk (refer notes 19, 20 & 21 respectively).

The boundaries within which these risks are undertaken and managed are established under Board policies, management guidelines and client defined mandates. The Corporation monitors compliance with Board policies and management and client constraints. This monitoring is appropriately segregated from the operating business units. Information is summarised daily and reported monthly to the Board.

All aspects of the treasury process are segregated between dealing, settlement, accounting and compliance. In addition, position limits, liquidity limits and counterparty credit limits have been established. These limits are monitored independently of the dealing and settlement functions, with utilisation of these limits summarised and reported to management on a daily basis.

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18	Financial risk (continued)

The nature of the Corporation’s core business gives rise to maturity and repricing gaps within the Corporation’s Balance sheet which alter from day to day. The Board of the Corporation has identified the risks that arise from these gaps and has established Board policies to prudently limit these risks. In managing the risks in accordance with the Board limits, the Corporation utilises derivative financial instruments.

Derivatives are used to manage interest rate risk and foreign exchange risk for certain assets and liabilities within the Balance sheets. Derivatives are accounted on a fair value basis with resultant gains and losses recognised in the Statements of comprehensive income.

Equity

The New South Wales Government is not required under legislation to contribute equity to the Corporation. Retained earnings are held in lieu of contributed equity and provide a capital base commensurate with the risks inherent in the Corporation’s business.

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19	Market risk

Interest rate risk

Interest rates equal to, or derived from, the Corporation’s debt securities and used for valuation purposes were:

	Coupon % pa	Quoted Market Rates at 30-Jun-13 % pa	Quoted Market Rates at 30-Jun-12 % pa
Nominal
Overnight	—	2.750	3.500
90 days	—	2.740	3.390
180 days	—	2.680	3.340
1 May 2013[1]	5.250	—	3.040
1 August 2013	5.500	2.730	3.110
8 July 2014	2.750	2.585	—
1 August 2014[1]	5.500	2.545	2.875
1 April 2015	6.000	2.743	3.215
1 April 2016	6.000	3.035	3.365
20 February 2017	4.000	3.313	3.525
1 March 2017[1]	5.500	3.233	3.310
1 February 2018	6.000	3.528	3.653
20 March 2019	3.500	3.810	—
1 April 2019[1]	6.000	3.670	3.543
1 May 2020	6.000	4.010	3.890
1 June 2020[1]	6.000	3.890	3.590
1 March 2022	6.000	4.323	4.040
20 April 2023	4.000	4.518	—
1 May 2023[1]	6.000	4.360	3.898
20 August 2024	5.000	4.623	4.223
1 May 2030	6.000	4.953	4.310
25 February 2039	4.750	5.184	4.270
26 April 2041	6.000	5.159	4.255
Capital Indexed
20 November 2020	3.750	1.808	1.610
20 November 2025	2.750	2.225	1.925
20 August 2030	3.500	2.420	2.123
20 November 2035	2.500	2.590	2.373
[1]	Securities covered by Commonwealth guarantee – refer note 16.
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19	Market risk (continued)

The Corporation measures its exposure to interest rate risk in terms of cash flows or notional cash flows generated by financial instruments. These cash flows are discounted to present values at appropriate market yields and margins as described in note 1(d). Interest rate risk can be in the form of ‘fair value interest rate risk’, such as fixed interest rate instruments which change in value as interest rates move and ‘cash flow interest rate risk’, such as floating interest rate instruments that are reset as market rates change.

The Corporation uses a Value at Risk (VaR) model to measure the market risk exposures inherent in the Balance sheet. VaR is measured on a rolling 2-year historical simulation basis using a 99% confidence interval and a 10-day holding period.

VaR is calculated daily and represents an estimate of the loss that can be expected over a 10-day period, with a 1% probability that this amount may be exceeded.

The historical database comprises observations relevant to the major market risk exposures faced by the Corporation including bank bills, bank bill futures, bond futures, Commonwealth and semi-government bonds, Commonwealth government guaranteed floating rate notes, capital indexed bonds and interest rate swaps. The simulation process captures movements in outright interest rate levels, yield curve tilts and changes in the basis spread between various groups of securities. All historical observations are equally weighted.

As an estimate of market risk, VaR has certain limitations including:

a)	Calculating VaR on an historical simulation basis implicitly assumes that returns in the future will have the same distribution as they had in the past. If this is not the case, VaR may overestimate or underestimate the actual losses experienced.

b)	In rapidly changing markets, the model can be slow to react with the result that VaR at the confidence interval is exceeded more often than statistically expected.

c)	The model quantifies the expected loss at the confidence interval. It does not however indicate the potential size of losses on days VaR is exceeded.

Given the Corporation’s Balance sheet positions at 30 June 2013, the maximum potential loss expected over a 10-day period is $14.1 million (2012: $8.2 million), with a 1% probability that this maximum may be exceeded. The average VaR over the year ended 30 June 2013 was $12.8 million (2012: $10.5 million).

Foreign exchange risk

The Corporation has policies and procedures in place to ensure that it has no material exposure to changes in foreign exchange rates. Foreign exchange risk arising from borrowings undertaken in foreign currencies through Promissory Notes (refer note 11) or Euro Medium Term Notes (refer note 13), to fund Australian dollar assets is covered by entering into Australian dollar cross currency swaps and forward foreign exchange contracts.

Forward foreign exchange contracts with clients are covered by corresponding forward foreign exchange contracts with market counterparties. In the majority of these arrangements, the clients indemnify the Corporation for any credit exposure arising from the corresponding transaction with the market counterparty.

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19	Market risk (continued)

Other price risk

The Corporation has no material exposure to other price risk in relation to interest rate options as transactions with clients are covered by corresponding interest rate options with market counterparties. The clients indemnify the Corporation for any credit exposure arising from the corresponding transaction with the market counterparty.

20	Credit risk

For all classes of financial assets, with the exceptions noted below, the maximum credit risk exposure is equal to the fair value already disclosed.

As loans and debtors from government clients are guaranteed by the New South Wales Government, no credit risk is deemed to arise.

Certain securities held by the Corporation are guaranteed by the Commonwealth of Australia (refer to note 16). These securities are separately identified by footnote.

Derivative financial instruments include swaps, forward dated loans, forward foreign exchange contracts, forward rate agreements, futures and options. The Corporation does not use credit derivatives, such as credit default swaps, to mitigate credit risks.

The market convention for the calculation of credit exposure for derivative financial instruments is to add to the market value an amount of potential exposure as determined by reference to the length of time to maturity and face value. The additional credit exposure is noted in the concentration of credit risks below.

For financial instruments where face value is greater than market value, the difference between the face value and the market value is disclosed to reflect the maximum potential credit exposure. The additional credit exposure is noted in the concentration of credit risks below.

The Corporation’s exposure to settlement risk is represented by the amount of outstanding settlements receivable shown on the Balance sheet. These amounts were settled within seven days after the balance date and are excluded from the concentration of credit risk below.

Collateral

At year end, the Corporation had transferred no securities (2012: $1,295.7 million) to counterparties under repurchase agreements. Securities transferred under repurchase agreements are secured by cash collateral. The terms and conditions of the repurchase agreements are governed by standard industry agreements, reflecting current Australian market practice. In the event of default, the Corporation is immediately entitled to offset the cash collateral against the amounts owed by the defaulting counterparty.

Due to retention of substantially all the risks and rewards of these securities, the Corporation continues to recognise the assets on the Balance sheet and the collateral received as liabilities. The counterparties have an obligation to return the securities to the Corporation and the Corporation has an obligation to buy back the securities on the dates agreed, usually for terms ranging up to thirty days.

The following table sets out the carrying amount of transferred financial assets and the related liabilities along with the net impact on credit risk at the reporting date.

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20	Credit risk (continued)

		2013	2012
	Note	$’000	$’000
Carrying amount of Repurchase Agreements (transferred assets)	7	—	1,295,676
Carrying amount of collateral received	11	—	(1,296,940)
Net credit risk		—	Nil

The Corporation may obtain, or provide, collateral to support amounts due under derivative transactions with certain counterparties. The collateral may include cash or eligible securities obtained, or provided, when agreed market value thresholds are exceeded. These arrangements are agreed between the Corporation and each counterparty and take the form of annexures to the standard industry agreement governing the underlying derivative transaction. There was $130.69 million of collateral received under these arrangements at balance date (2012: $34.92 million). Refer below for the net impact of collateral received on credit risk.

		2013	2012
		$’000	$’000
Derivative financial instruments		101,686	45,118
Carrying amount of collateral received	11	(130,690)	(34,917)
Net credit risk		Nil	10,201

The Corporation had paid $93.88 million of collateral under these arrangements at balance date (Amount paid in 2012: $35.00 million). Refer note 6.

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20	Credit risk (continued)

Concentration of credit risk

By credit rating – 20131

							Other[2]
	AAA	AA+	AA	AA-	A+	A	Ratings	Total
	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000
Cash and liquid assets	10	—	—	650,760	—	301,977	80	952,827
Due from financial institutions	—	—	—	6,215,533	5,490	64,195	—	6,285,218
Securities held[6]	1,088,597	920,593	52,781	1,206,558	954,483	1,187,777	148,408	5,559,197
Derivative financial instruments	6,050	—	—	304,433	46,644	195,941	—	553,068
Security deposits	—	—	—	—	—	—	3,563	3,563
	1,094,657	920,593	52,781	8,377,284	1,006,617	1,749,890	152,051	13,353,873

Additional potential exposure to derivatives	871	580	—	91,561	57,250	60,121	—	210,383
Additional potential exposure to financial instruments	281	—	—	468	2,421	12,223	1,592	16,985
	1,095,809	921,173	52,781	8,469,313	1,066,288	1,822,234	153,643	13,581,241

By credit rating – 20121

							Other[2]
	AAA	AA+	AA	AA-	A+	A	Ratings	Total
	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000
Cash and liquid assets	7	—	—	1,094,731	385,963	169,984	67	1,650,752
Due from financial institutions	—	—	—	3,332,255	20,948	—	—	3,353,203
Securities held[6]	1,580,209	1,195,181	—	2,013,194	935,626	354,259	138,153	6,216,622
Derivative financial instruments	17,035	—	—	401,749	79,743	93,699	1,859	594,085
Security deposits	—	—	—	—	—	—	7,736	7,736
	1,597,251	1,195,181	—	6,841,929	1,422,280	617,942	147,815	11,822,398

Additional potential exposure to derivatives	13,483	—	—	80,820	66,339	47,290	1,500	209,432
Additional potential exposure to financial instruments	—	—	—	790	27,681	741	1,847	31,059
	1,610,734	1,195,181	—	6,923,539	1,516,300	665,973	151,162	12,062,889
83 of 131 / TCorp Annual Report

NEW SOUTH WALES TREASURY CORPORATION NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2013

20	Credit risk (continued)

By classification of counterparty – 2013

	Governments[3]	Banks[4,5]	Other[5]	Total
	$’000	$’000	$’000	$’000
Cash and liquid assets	10	952,817	—	952,827
Due from financial institutions	—	6,285,218	—	6,285,218
Securities held[6]	2,061,971	3,400,322	96,904	5,559,197
Derivative financial instruments	6,050	527,726	19,292	553,068
Security deposits	—	—	3,563	3,563
	2,068,031	11,166,083	119,759	13,353,873

Additional potential exposure to derivatives	—	207,836	2,547	210,383
Additional potential exposure to financial instruments	281	16,704	—	16,985
	2,068,312	11,390,623	122,306	13,581,241

By classification of counterparty – 2012

	Governments[3]	Banks[4,5]	Other[5]	Total
	$’000	$’000	$’000	$’000
Cash and liquid assets	7	1,650,745	—	1,650,752
Due from financial institutions	—	3,353,203	—	3,353,203
Securities held[6]	2,775,390	3,339,925	101,307	6,216,622
Derivative financial instruments	16,827	567,775	9,483	594,085
Security deposits	—	—	7,736	7,736
	2,792,224	8,911,648	118,526	11,822,398

Additional potential exposure to derivatives	—	197,860	11,572	209,432
Additional potential exposure to financial instruments	—	31,059	—	31,059
	2,792,224	9,140,567	130,098	12,062,889
[1]	Credit rating as per Standard & Poor’s or equivalent

[2]	Other Ratings includes long term ratings of A- or lower, or when the counterparty has no long term rating, a short term rating of A-2 or lower.

[3]	Governments – foreign, Commonwealth and other Australian states.

[4]	Banks - An entity licensed as a Bank under the relevant Australian Law, or equivalent in offshore jurisdiction.

[5]	A counterparty is required to carry a Standard and Poor’s Banking Industry Country Risk Assessment (BICRA) rating of 1, 2 or 3.

[6]	AAA rated government securities held include amounts guaranteed by the Commonwealth of Australia totalling $145.8 million (2012: $881.9 million).
84 of 131 / TCorp Annual Report

NEW SOUTH WALES TREASURY CORPORATION NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2013

21	Liquidity risk

The Corporation maintains adequate levels of liquidity within minimum prudential and maximum ranges set by the Board. The minimum prudential level is defined as a percentage of total liabilities and is held to meet unanticipated calls and to cover temporary market disruptions. Additional levels of liquidity are maintained up to the maximum approved range to satisfy a range of circumstances, including client funding requirements, maturing commitments, and balance sheet management activities.

The following table summarises contractual (undiscounted) cash flows by time ranges. The amounts differ from the Balance sheet which is based on fair value or discounted cash flows.

2013	Up to 1	1 to 3	3 to 12	1 to 2	2 to 5	Over 5
	month	months	months	years	years	years	Total
	$’000	$’000	$’000	$’000	$’000	$’000	$’000
Financial assets
Cash and liquid assets	952,898	—	—	—	—	—	952,898
Outstanding settlements receivable	34,807	—	—	—	—	—	34,807
Due from financial institutions	902,758	3,241,848	2,184,531	—	—	—	6,329,137
Securities held	1,238,561	1,342,857	1,651,811	161,632	1,279,538	87,502	5,761,901
Loans to government clients	884,065	1,874,479	2,150,750	7,910,066	19,791,282	43,819,350	76,429,992
Debtors and fee accruals	7,836	—	—	—	—	—	7,836
Security deposits	3,563	—	—	—	—	—	3,563
Financial assets	4,024,488	6,459,184	5,987,092	8,071,698	21,070,820	43,906,852	89,520,134

Financial liabilities
Due to financial institutions	(2,077,973)	(1,969,567)	(203,385)	—	—	—	(4,250,925)
Outstanding settlements payable	(144,269)	—	—	—	—	—	(144,269)
Due to government clients	(209,097)	(8,595)	(1,920)	—	—	—	(219,612)
Borrowings - callable notes	(18,632)	(98,641)	(189,610)	—	—	—	(306,883)
Borrowings - other	(43,211)	(4,818,792)	(2,048,941)	(9,138,207)	(25,346,935)	(42,991,386)	(84,387,472)
Creditors, expense accruals and other provisions	(7,567)	—	—	—	—	—	(7,567)
Financial liabilities	(2,500,749)	(6,895,595)	(2,443,856)	(9,138,207)	(25,346,935)	(42,991,386)	(89,316,728)

Net financial assets/(liabilities)	1,523,739	(436,411)	3,543,236	(1,066,509)	(4,276,115)	915,466	203,406

Derivatives
Derivatives receivable	98,580	133,552	313,670	408,834	859,764	822,028	2,636,428
Derivatives payable	(33,461)	(130,151)	(280,262)	(260,859)	(502,148)	(814,168)	(2,021,049)
Net derivatives	65,119	3,401	33,408	147,975	357,616	7,860	615,379

Net	1,588,858	(433,010)	3,576,644	(918,534)	(3,918,499)	923,326	818,785

Cumulative	1,588,858	1,155,848	4,732,492	3,813,958	(104,541)	818,785	—
85 of 131 / TCorp Annual Report

NEW SOUTH WALES TREASURY CORPORATION NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2013

21	Liquidity Risk (continued)

2012	Up to 1	1 to 3	3 to 12	1 to 2	2 to 5	Over 5
	month	months	months	years	years	years	Total
	$’000	$’000	$’000	$’000	$’000	$’000	$’000
Financial assets
Cash and liquid assets	1,650,908	—	—	—	—	—	1,650,908
Due from financial institutions	35,000	758,658	2,603,062	—	—	—	3,396,720
Securities held	2,121,555	1,311,190	1,220,766	614,473	1,149,642	32,040	6,449,666
Loans to government clients	859,852	2,450,958	3,062,355	4,413,910	21,537,873	42,513,833	74,838,781
Debtors and fee accruals	14,437	—	—	—	—	—	14,437
Security deposits	7,736	—	—	—	—	—	7,736
Financial assets	4,689,488	4,520,806	6,886,183	5,028,383	22,687,515	42,545,873	86,358,248

Financial liabilities
Due to financial institutions	(5,077,576)	(1,071,234)	(503,829)	—	—	—	(6,652,639)
Outstanding settlements payable	(25,157)	—	—	—	—	—	(25,157)
Due to government clients	(694,856)	(13,418)	(40,563)	—	—	—	(748,837)
Borrowings - callable notes	(40,209)	(212,355)	(451,090)	(20,104)	—	—	(723,758)
Borrowings - other	(1,876)	(1,356,311)	(2,646,964)	(7,891,877)	(22,538,424)	(43,068,327)	(77,503,779)
Creditors, expense accruals and other provisions	(13,653)	—	—	—	—	—	(13,653)
Financial liabilities	(5,853,327)	(2,653,318)	(3,642,446)	(7,911,981)	(22,538,424)	(43,068,327)	(85,667,823)

Net financial assets/(liabilities)	(1,163,839)	1,867,488	3,243,737	(2,883,598)	149,091	(522,454)	690,425

Derivatives
Derivatives receivable	137,186	337,374	656,630	407,242	813,819	3,593,310	5,945,561
Derivatives payable	(105,241)	(1,626,181)	(902,995)	(347,584)	(626,349)	(2,207,169)	(5,815,519)
Net derivatives	31,945	(1,288,807)	(246,365)	59,658	187,470	1,386,141	130,042

Net	(1,131,894)	578,681	2,997,372	(2,823,940)	336,561	863,687	820,467

Cumulative	(1,131,894)	(553,213)	2,444,159	(379,781)	(43,220)	820,467	—

Callable notes are issued under the Multi Currency Euro Medium Term Note Programme. These notes are issued with a maturity date greater than five years however are disclosed in the financial report at the first optional redemption date. Each of these notes is fully matched with a derivative transaction.

Contractual commitments are disclosed in note 23 and undrawn loan commitments are disclosed in note 25.

86 of 131 / TCorp Annual Report

NEW SOUTH WALES TREASURY CORPORATION NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2013

22	Superannuation

Amounts representing prepaid superannuation contributions arising from defined benefit schemes are recognised as an asset and included in other assets (note 9). (2012: Unfunded superannuation contributions arising from defined benefit schemes are recognised as a liability and included in other liabilities and provisions (note 15)). Actuarial gains and losses are recognised in the Statement of comprehensive income in the year they occur (note 4).

The funds below hold in trust the investments of the closed New South Wales public sector superannuation schemes:

•	State Authorities Superannuation Scheme (SASS)
•	State Superannuation Scheme (SSS)
•	State Authorities Non-contributory Superannuation Scheme (SANCS)

These funds are all defined benefit schemes, where at least a component of the employee’s final benefit is derived from a multiple of member salary and years of membership. All schemes are closed to new members.

All fund assets are invested at arms length. Payments may be made to Pillar Administration to reduce the superannuation liability. These payments are held in investment reserve accounts by Pillar Administration.

Superannuation obligations are the responsibility of Treasury Corporation Division of the Government Service (note 26).

The 2013 actuarial assessment of SASS, SANCS and SSS was based on the requirements of Australian Accounting Standard AASB 119 Employee Benefits. This standard requires that a market determined risk-adjusted discount rate be applied as a valuation interest rate in the calculation of the value of accrued benefits. To satisfy the AASB 119 requirements, the following principal actuarial assumptions were applied at the report date.

		2013	2012
		% pa	% pa
Discount rate at 30th June[1]		3.8	3.1
Expected return on assets backing current pension liabilities		8.6	8.6
Expected salary increases	- next financial year	2.3	2.5
	- 2014 / 2015	2.3	2.5
	- 2015 / 2016 to 2019 / 2020	2.0	2.5
	- thereafter	2.5	2.5
Expected rate of CPI Increase		2.5	2.5
[1]	This rate reflects market yields of Commonwealth Government bonds at balance date.
87 of 131 / TCorp Annual Report

NEW SOUTH WALES TREASURY CORPORATION NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2013

22	Superannuation (continued)

Reconciliation of the movement in (net) Unfunded Liability/Prepaid Contribution

				TOTALS
	SASS	SANCS	SSS	2013	2012
	$’000	$’000	$’000	$’000	$’000
Net (asset)/liability at start of year	(109)	31	323	245	(196)
Net (credit)/expense recognised in the Statement of comprehensive income	(130)	(31)	(245)	(406)	441
Net (asset)/liability at end of year	(239)	—	78	(161)	245

23	Contractual commitments

	2013	2012
	$’000	$’000
Capital commitments
Not later than one year	90	1,064
	90	1,064

Operating leases
Not later than one year	2,886	2,752
Later than one year but not later than five years	12,367	12,154
Later than five years	93	3,064
	15,346	17,970

Operating lease commitments primarily relate to obligations to Government Property NSW (“GPNSW”) in respect of the business premises occupied by the Corporation.

The Corporation has entered into Occupancy Agreements (“Agreements”) with GPNSW. Under these Agreements:

•	GPNSW agrees to grant the right of occupancy of premises to the Corporation until 19 May 2018;

•	The Corporation is liable for rent, charges and expenses in respect of the premises; and

•	The Corporation must pay GPNSW a management fee of 2% (excluding GST) of gross rent, charges and expenses on the leased premises.

2013 Capital commitments relate to obligations associated with the purchase of computer software (2012: Capital commitments relate to obligations associated with the refurbishment of the Corporation’s business premises).

Capital and operating lease commitments have been stated with the amount of Goods and Services Tax included, where applicable.

88 of 131 / TCorp Annual Report

NEW SOUTH WALES TREASURY CORPORATION NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2013

24	Fiduciary activities

	2013	2012
	$’000	$’000
At the year end, the funds under management were:
- Hour-Glass Investment Trusts	12,861,813	11,951,127
- Specific client mandates	4,061,361	6,597,030
	16,923,174	18,548,157
These funds were managed by:
- External fund managers	9,232,073	7,773,043
- The Corporation	7,691,101	10,775,114
	16,923,174	18,548,157
Additionally, the Corporation has mandates from clients to manage their debt portfolios.
At the year end the debt portfolios under management were:	45,388,982	45,519,283

The Corporation acts both as Trustee and as manager of funds for the Hour-Glass Investment Trusts and actively manages asset and debt portfolios on behalf of clients.

25	Contingent liabilities and commitments

a)	During the year, the Corporation provided short term liquidity facilities to approved client authorities. These facilities are offered on a revolving basis. At the year end, the total facilities were $5,718.00 million (2012: $6,173.50 million) and undrawn commitments were $5,488.36 million (2012: $5,982.01 million). Drawn commitments are recognised as loans to government clients on the Balance sheet.

d)	The Corporation has issued unconditional payment undertakings on behalf of some New South Wales public sector clients to pay to the system operator. The Australian Energy Market Operator (AEMO) can demand in writing any amount up to an aggregate maximum agreed with individual participants. At balance date, the amounts of these undertakings were as follows:

	2013	2012
	$m	$m
Market participants
National Electricity Market (NEM)	0.06	14.17
Short Term Trading Market (STTM)	1.00	1.10
	1.06	15.27

The Corporation has also issued undertakings on behalf of other New South Wales public sector clients in respect of those clients’ performance under contracts with third parties. At balance date, the amounts of these undertakings totalled $142.85 million (2012: $122.95 million).
89 of 131 / TCorp Annual Report

NEW SOUTH WALES TREASURY CORPORATION NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2013

25	Contingent liabilities and commitments (continued)

Amounts paid under these undertakings are recoverable from the New South Wales public sector agency participants. This financial accommodation is New South Wales Government guaranteed.

e)	The Corporation has a commitment totalling $650.00 million (2012: $650.00 million) to provide motor vehicle finance to the New South Wales Government. As at year end, the undrawn commitments under these commitments are $107.47 million (2012: $93.29 million). Drawn commitments are recognised on the Balance sheet as loans to government clients (note 8), included within Crown entity.

26	Related parties

Key management personnel

Key management personnel include the directors and executives with the authority and responsibility for managing the consolidated entity. Compensation for key management personnel is disclosed in note 4.

Where the Corporation’s key management personnel are also considered to be key management personnel of entities with whom the Corporation transacts, those transactions are conducted on an arms length basis, under the Corporation’s normal commercial terms and conditions.

Consolidated group

The consolidated group consists of the Corporation, its wholly owned subsidiary, TCorp Nominees Pty Limited and the special purpose service entity, Treasury Corporation Division of the Government Service.

TCorp Nominees Pty Limited is incorporated in New South Wales and all ongoing costs of incorporation and audit are borne by the Corporation. Details in relation to TCorp Nominees Pty Limited are:

2013 & 2012
Class of shares held	Ordinary
Interest held	100%
Amount of investment	$2
Dividends received or receivable	Nil
Contribution to profit	Nil
Principal activity	Security Trustee

There were no material transactions with or balances between TCorp Nominees Pty Limited and the Corporation or external parties.

From 17 March 2006, all employees of the Corporation (and concomitantly, legal responsibility to pay employee benefits including on-costs and taxes) and related administrative services were transferred from the Corporation to the Treasury Corporation Division of the Government Service in accordance with the Public Sector Employment Legislation Amendment Act 2006. This legal arrangement has no financial effect on the financial performance or position of the Corporation or

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NEW SOUTH WALES TREASURY CORPORATION NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2013

26	Related parties (continued)

the consolidated entity as the Corporation fully reimburses the Treasury Corporation Division of the Government Service for all employee-related costs and services. The Treasury Corporation Division of the Government Service is a not-for-profit entity.

In the financial report of the Corporation, on-going obligations to provide employee benefits are shown as amounts due to service entity under the heading Other liabilities and provisions in the Balance sheet. Staff costs are classified as personnel services costs in the Statement of comprehensive income. There are no material impacts on the financial results or position of the consolidated entity.

Other statutory relationships

The Corporation is a statutory authority established under the Treasury Corporation Act 1983 of the New South Wales Parliament. Dividends payable by the Corporation are determined by the New South Wales Treasurer in accordance with the Public Finance and Audit Act 1983. The financial results of the Corporation are consolidated annually in the New South Wales Report on State Finances.

The Public Authorities (Financial Arrangements) Act 1987 requires New South Wales government authorities to borrow only from the Corporation unless a specific exemption is granted by the New South Wales Treasurer.

Other NSW Government entities

Under the Treasury Corporation Act 1983 the Corporation’s principal objective is to provide financial services for, or for the benefit of, the New South Wales government, public authorities and other public bodies. More specifically, the Corporation may engage in the following activities in relation to New South Wales government and New South Wales public authorities:

•	The provision of finance;

•	The management or advice on management of assets and liabilities;

•	The acceptance of funds for investment.

All clients of the Corporation are New South Wales government entities. The Corporation transacts with its clients under the Corporation’s normal terms and conditions.

27	Segment information

The Corporation has a single reportable operating segment. As the central financing authority for the New South Wales government, the entity operates solely within the capital markets, banking and finance industry to provide financial services to the New South Wales Public Sector.

The Corporation’s major customer is the New South Wales government and all its agencies, which are considered to be under common control. Interest income (expense) received from (paid to) government clients are disclosed in notes 2 and 3. Revenues received from government clients in the form of fees and commissions are disclosed in note 4.

Given the nature of its core functions and the legislative intent, the Corporation operates within Australia, apart from a proportion of funding raised offshore. As such, no geographic location segment reporting is presented within these financial statements.

91 of 131 / TCorp Annual Report

NEW SOUTH WALES TREASURY CORPORATION NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2013

28	Cash flow statement – Reconciliation of cash and liquid assets

Cash and liquid assets as at the end of the year as shown in the Cash flow statement is reconciled to the related items in the Balance sheet.

		2013	2012
	Note	$’000	$’000
Cash and liquid assets	5	952,827	1,650,752
Cash and cash equivalents		952,827	1,650,752

29	Reconciliation of cash flow from operating activities to net profit

	2013	2012
	$’000	$’000
Net cash used in operating activities	(2,190,847)	(4,297,954)
Add/(less) adjustments arising from:
- net loans to clients	2,429,459	4,368,716
- net change in coupons accrued at each year end on financial assets and liabilities	54,296	44,302
- net change in other assets	(10,591)	(17,108)
- net change in other liabilities and provisions, excluding dividends	763	8,369
	283,080	106,326
Add/(less) amounts contributing to net profit but not generating operating cash flows:
- actuarial (gain)/loss on defined benefit plans	(326)	510
- loss on disposal of plant and equipment and intangible assets	(460)	(343)
- loss on sale of financial instruments	(479,703)	(509,535)
- unrealised fair value gain on financial instruments	290,553	461,809
- depreciation and amortisation	(4,412)	(4,608)
Profit for the year	88,732	54,159

30	Subsequent events

There have been no events subsequent to balance date which would have a material effect on the consolidated entity’s financial statements as at 30 June 2013.

31	Authorisation date

This financial report was authorised for issue in accordance with a resolution of the directors of New South Wales Treasury Corporation on 30 August 2013.

- End of Audited Financial Report -

92 of 131 / TCorp Annual Report

NEW SOUTH WALES TREASURY CORPORATION NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2013

Certificate under Section 41C(1B) and 41C(1C) of the Public Finance and Audit Act 1983 and Clause 7 of the Public Finance and Audit Regulation 2010.

In the opinion of the directors of New South Wales Treasury Corporation:

a)	the financial report and consolidated financial report have been prepared in accordance with the provisions of the Public Finance and Audit Act 1983, the Public Finance and Audit Regulation 2010 and the Treasurer’s Directions. They have also been prepared in accordance with Australian Accounting Standards and other authoritative pronouncements of the Australian Accounting Standards Board.

f)	the financial report and consolidated financial report for the year ended 30 June 2013 exhibit a true and fair view of the position and transactions of New South Wales Treasury Corporation and its controlled entities; and

g)	the directors are not aware of any circumstances as at the date of this certificate which would render any particulars included in the financial report and consolidated financial report misleading or inaccurate.

Signed in accordance with a resolution of the Board of Directors:

P Gaetjens	S W Knight
Director	Director

Sydney, 30 August 2013

93 of 131 / TCorp Annual Report

NEW SOUTH WALES TREASURY CORPORATION

INDEPENDENT AUDITOR’S REPORT

New South Wales Treasury Corporation and controlled entities

To Members of the New South Wales Parliament

I have audited the accompanying financial statements of New South Wales Treasury Corporation (TCorp), which comprise the statements of comprehensive income, the balance sheets as at 30 June 2013, the statements of changes in equity and the cash flow statements for the year then ended, notes comprising a summary of significant accounting policies and other explanatory information of the TCorp and the consolidated entity. The consolidated entity comprises TCorp and the entities it controlled at the year’s end or from time to time during the financial year.

Opinion

In my opinion, the financial statements:

•	give a true and fair view of the financial position of TCorp and the consolidated entity as at 30 June 2013, and of their financial performance and cash flows for the year then ended in accordance with Australian Accounting Standards

•	are in accordance with section 41B of the Public Finance and Audit Act 1983 (the PF&A Act) and the Public Finance and Audit Regulation 2010

•	comply with International Financial Reporting Standards as disclosed in Note 1a.

My opinion should be read in conjunction with the rest of this report.

The Board’s Responsibility for the Financial Statements

The members of the Board are responsible for the preparation of the financial statements that give a true and fair view in accordance with Australian Accounting Standards and the PF&A Act, and for such internal control as the members of the Board determine is necessary to enable the preparation of the financial statements that give a true and fair view and that are free from material misstatement, whether due to fraud or error.

In note 1a, the members of the Board also state, in accordance with Accounting Standard AASB 101 ‘Presentation of Financial Statements’, that the financial statements comply with International Financial Reporting Standards.

Auditor’s Responsibility

My responsibility is to express an opinion on the financial statements based on my audit. I conducted my audit in accordance with Australian Auditing Standards. Those standards require that I comply with relevant ethical requirements relating to audit engagements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

94 of 131 / TCorp Annual Report

NEW SOUTH WALES TREASURY CORPORATION

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of the financial statements that give a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by members of the Board, as well as evaluating the overall presentation of the financial statements.

I believe the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

My opinion does not provide assurance:

•	about the future viability of TCorp or the consolidated entity

•	that they have carried out their activities effectively, efficiently and economically

•	about the effectiveness of internal control

•	about the security and controls over the electronic publication of the audited financial statements on any website where they may be presented

•	about any other information, which may have been hyperlinked to/from the financial statements.

Independence

In conducting my audit, I have complied with the independence requirements of the Australian Auditing Standards and other relevant ethical pronouncements. The PF&A Act further promotes independence by:

•	providing that only Parliament, and not the executive government, can remove an Auditor-General

•	mandating the Auditor-General as auditor of public sector agencies but precluding the provision on non-audit services, thus ensuring the Auditor-General and the Audit Office of New South Wales are not compromised in their role by the possibility of losing clients or income.

Peter Achterstraat
Auditor-General

2 September 2013
SYDNEY

95 of 131 / TCorp Annual Report

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE
STATEMENT OF COMPREHENSIVE INCOME
FOR THE YEAR ENDED 30 JUNE 2013

		2013	2012
	Note	$’000	$’000
Income
Personnel services income	5	21,673	17,508
Total income		21,673	17,508

Expenses
Staff costs	2	(21,999)	(16,998)
Total expenses		(21,999)	(16,998)
(Deficit)/surplus for the year		(326)	510

Other comprehensive income/(loss)
Items that will not be classified to profit or loss:	8
Actuarial gain/(loss) on defined benefit plans		326	(510)
Other comprehensive income/(loss) for the year		326	(510)

The accompanying notes form part of these financial statements.

96 of 131 / TCorp Annual Report

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE
BALANCE SHEET
FOR THE YEAR ENDED 30 JUNE 2013

		2013	2012
	Note	$’000	$’000
Current assets
Amounts receivable from controlling entity	5	6,204	2,630
Other assets	3	220	64
Total current assets		6,424	2,694

Current liabilities
Payables		57	12
Employee benefit provisions	4	6,367	2,437
Other liabilities	6	—	245
Total current liabilities		6,424	2,694
Net assets		—	—

Equity
Retained earnings		—	—
Total equity		—	—

The accompanying notes form part of these financial statements.

97 of 131 / TCorp Annual Report

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE
STATEMENT OF CHANGES IN EQUITY
FOR THE YEAR ENDED 30 JUNE 2013

	Retained
	earnings	Total equity
	$’000	$’000
Total equity at 30 June 2011	—	—
Surplus for the year	510	510
Other comprehensive (loss)	(510)	(510)
Total comprehensive income for the year	—	—
Total equity at 30 June 2012	—	—
(Deficit) for the year	(326)	(326)
Other comprehensive income	326	326
Total comprehensive income for the year	—	—
Total equity at 30 June 2013	—	—

The accompanying notes form part of these financial statements.

98 of 131 / TCorp Annual Report

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE
CASH FLOW STATEMENT
FOR THE YEAR ENDED 30 JUNE 2013

		2013	2012
	Note	$’000	$’000
Cash flows from operating activities
Net cash flows provided by operating activities	5	—	—

Cash at the beginning of the year		—	—
Cash at the end of the year		—	—

The accompanying notes form part of these financial statements.

99 of 131 / TCorp Annual Report

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE
FOR THE YEAR ENDED 30 JUNE 2013

1.	Summary of significant accounting policies

(a)	Reporting entity

Treasury Corporation Division of the Government Service (‘the Division’) is a Division of the New South Wales Government Service, established pursuant to Part 2 of Schedule 1 to the Public Sector Employment and Management Act 2002. It is a not-for-profit entity as profit is not its principal objective. The Division is consolidated as part of the NSW Total State Sector Accounts. It is domiciled in Australia and its principal office is at Level 22, Governor Phillip Tower, 1 Farrer Place, Sydney, NSW, 2000.

The Division’s objective is to provide personnel services to New South Wales Treasury Corporation.

The Division commenced operations on 17 March 2006 when it assumed responsibility for the employees, employee-related liabilities and related administrative services of New South Wales Treasury Corporation.

The financial report was authorised for issue by S W Knight the Division Head on 28 August 2013.

(b)	Basis of preparation

The Division is deemed to be a reporting entity in accordance with NSW Treasury Circular NSW TC 11/19 Financial Reporting and Annual Reporting Requirements Arising from Employment Arrangements.

These are general purpose financial statements which are prepared in accordance with the requirements of Australian Accounting Standards, the Public Finance and Audit Act 1983, the Public Finance and Audit Regulation 2010, and specific directions issued by the NSW Treasurer.

Generally, the historical cost basis of accounting has been adopted and the financial statements do not take into account changing money values or current valuations except for certain assets and provisions which are measured at fair value (see notes 3 and 4). Cost is based on the fair values of the consideration given in exchange for assets.

The accrual basis of accounting has been adopted in the preparation of the financial statements, except for cash flow information.
100 of 131 / TCorp Annual Report

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE
FOR THE YEAR ENDED 30 JUNE 2013

1.	Summary of significant accounting policies (continued)

Standards and interpretations in issue not yet adopted

At the date of authorisation of the financial statements, the Standards and Interpretations listed below were in issue but not yet effective.

Standard/Interpretation	Effective for annual reporting periods beginning on or after	Expected to be initially applied in the financial year ending

AASB 13 Fair Value Measurement and AASB 2011-8 Amendments to Australian Accounting Standards arising from AASB 13.	1 January 2013	30 June 2014

AASB 127 (2011) Separate Financial Statements	1 January 2013	30 June 2014

AASB 119 (2011) Employee Benefits	1 January 2013	30 June 2014

AASB 9 Financial Instruments, AASB 2012-6 Amendments to Australian Accounting Standards – Mandatory Effective Date of AASB 9 and Transition Disclosures, AASB 2010-7 Amendments to Australian Accounting Standards arising from AASB 9 (December 2010)	1 January 2015	30 June 2016

When applied, these standards will impact only on the presentation of the financial statements and disclosures in the notes.

Management’s judgements, key assumptions and estimates are disclosed in the relevant notes to the financial statements. All amounts are rounded to the nearest one thousand dollars and are expressed in Australian dollars.

(c)	Comparative information

Accounting policies and presentation adopted in these financial statements are consistent with the previous year. Comparative information has been reclassified, where necessary, to be consistent with the current year.

(d)	Income

Income is measured at the fair value of the consideration received or receivable. Revenue from the rendering of personnel services is recognised when the service is provided and only to the extent that the associated recoverable expenses are recognised.

(e)	Receivables

A receivable is recognised when it is probable that the future cash inflows associated with it will be realised and it has a value that can be measured reliably. It is derecognised when the contractual or other rights to future cash flows from it expire or are transferred.
101 of 131 / TCorp Annual Report

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE
FOR THE YEAR ENDED 30 JUNE 2013

1.	Summary of significant accounting policies (continued)

(f)	Payables

Payables include creditors and accrued wages, salaries, and related on costs (such as fringe benefits tax and workers’ compensation insurance) where there is certainty as to the amount and timing of settlement.

A payable is recognised when a present obligation arises under a contract or otherwise. It is derecognised when the obligation expires or is discharged, cancelled or substituted.

A short-term payable with no stated interest rate is measured at historical cost if the effect of discounting is immaterial.

(g)	Employee benefit provisions and expenses

Provisions are recognised when the Division has a present obligation (legal or constructive) as a result of a past event, it is probable that the Division will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

Employee benefit provisions represent expected amounts payable in the future in respect of unused entitlements accumulated as at the reporting date and associated liabilities (such as payroll tax).

Superannuation liabilities associated with defined benefit schemes and leave liabilities are recognised as expenses and provisions when the obligations arise, which is usually through the rendering of service by employees.

Superannuation is actuarially assessed prior to each reporting date and is measured at the present value of the estimated future payments.

All other employee benefit liabilities are assessed by management and are measured at the undiscounted amount of the estimated future payments.

The amount recognised for superannuation is the net total of the present value of the defined benefit obligation at the reporting date, minus the fair value at that date of any plan assets out of which the obligations are to be settled directly.

The amount recognised in the statement of comprehensive income for superannuation is the net total of current service cost, interest cost and the expected return on any plan assets. Actuarial gains or losses are recognised immediately as ‘other comprehensive income’ in the year in which they occur.

The actuarial assessment of superannuation uses the Projected Unit Credit Method and reflects estimated future salary increases and the benefits set out in the terms of the plan. The liabilities are discounted using the market yield rate on Commonwealth Government bonds of similar maturity to those obligations. Actuarial assumptions are unbiased and mutually compatible and financial assumptions are based on market expectations for the period over which the obligations are to be settled.
102 of 131 / TCorp Annual Report

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE
FOR THE YEAR ENDED 30 JUNE 2013

1.	Summary of significant accounting policies (continued)

(h)	Tax equivalents

The Income Tax Assessment Act 1936 and the Income Tax Assessment Act 1997 exempts the Division, as a controlled entity of New South Wales Treasury Corporation (refer note 5), from liability for Commonwealth income tax.

Since the Division is legally established as a Division of the New South Wales Government Service (refer note 1 (a)), it is not subject to tax equivalents payments to the New South Wales Government.

2.	Staff costs

		2013	2012
	Note	$’000	$’000
Staff costs for the period include:
Remuneration costs		19,420	14,676
Defined contribution superannuation		1,169	1,098
Defined benefit superannuation	8	(48)	(33)
Other		1,458	1,257
		21,999	16,998

3.	Other assets

		2013	2012
	Note	$’000	$’000
Prepaid superannuation	8	161	—
Prepaid operating expenses		59	64
		220	64

4.	Employee benefit provisions

	2013	2012
	$’000	$’000
Opening Balance	2,437	5,530
Increase in provisions (net)	5,815	2,215
Payments	(1,885)	(5,308)
	6,367	2,437
103 of 131 / TCorp Annual Report

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE
FOR THE YEAR ENDED 30 JUNE 2013

5.	Related parties

Controlling entity & economic dependency

New South Wales Treasury Corporation is deemed to control the Division in accordance with Treasury Circular NSW TC 11/19. The controlling entity is incorporated under the Treasury Corporation Act 1983 of the New South Wales Parliament.

Transactions and balances in this financial report relate only to the Division’s function as provider of personnel services to the controlling entity.

The Division’s total income is sourced from the New South Wales Treasury Corporation. Cash receipts and payments are affected by the New South Wales Treasury Corporation on the Division’s behalf.

New South Wales Treasury Corporation guarantees payment of all the Division’s liabilities.

6.	Other liabilities

		2013	2012
	Note	$’000	$’000
Superannuation – Unfunded Liability	8	—	245
		—	245

7.	Auditors remuneration

Auditor’s remuneration for the review of this financial report is borne by the controlling entity. The applicable audit fee amounted to $7,200 (2012: $6,900).

8.	Superannuation

As per note 1(a), superannuation obligations were transferred from New South Wales Treasury Corporation to the Division on 17 March 2006.

Any unfunded superannuation liabilities arising from defined benefit schemes for employees are recognised as a liability in note 6. Amounts representing prepaid superannuation contributions are recognised as an asset and included in note 3. Actuarial gains and losses are recognised as other comprehensive income in the ‘statement of comprehensive income’ in the year they occur.

The funds below hold in trust the investments of the closed New South Wales public sector superannuation schemes:

State Authorities Superannuation Scheme (SASS)

State Superannuation Scheme (SSS)

State Authorities Non-contributory Superannuation Scheme (SANCS)

These funds are all defined benefit schemes, where at least a component of the employee’s final benefit is derived from a multiple of member salary and years of membership. All schemes are closed to new members.

104 of 131 / TCorp Annual Report

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE
FOR THE YEAR ENDED 30 JUNE 2013

8.	Superannuation (continued)

All fund assets are invested at arm’s length. Payments may be made to Pillar Administration to reduce the superannuation liability. These payments are held in investment reserve accounts by Pillar Administration.

The 2013 actuarial assessment of SASS, SANCS and SSS was based on the requirements of Australian Accounting Standard AASB 119 Employee Benefits. This required that a market determined risk-adjusted discount rate be applied as a valuation interest rate in the calculation of the value of accrued benefits. To satisfy the AASB 119 requirements, the following principal actuarial assumptions were applied at the report date.

		2013	2012
Discount Rate at 30th June(1)		3.80	3.06
Expected return on assets backing current pension liabilities		8.6	8.6
Expected salary increases	- to next financial year	2.3	2.5
	- 2014/2015	2.3	2.5
	- 2015/2016 to 2019/2020	2.0	2.5
	- thereafter	2.5	2.5
Expected rate of CPI Increase		2.5	2.5
(1)	In accordance with AASB 119 this rate reflects market yields of Commonwealth Government bonds at balance date.

Actual return on fund assets

	2013	2012
	$’000	$’000
Actual return on fund assets	270	2
	270	2

The expected return on assets assumption is determined by weighting the expected long-term return for each asset class by the target allocation of assets to each class. The returns used for each class are net of investment tax and investment fees.

Fund asset allocation

	2013	2012
	%	%
Australian equities	30.4	28.0
Overseas equities	26.1	23.7
Australian fixed interest securities	6.9	4.9
Overseas fixed interest securities	2.2	2.4
Property	8.3	8.6
Cash	13.1	19.5
Other	13.0	12.9
105 of 131 / TCorp Annual Report

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE
FOR THE YEAR ENDED 30 JUNE 2013

8.	Superannuation (continued)

Funding arrangements for employer contributions

The following is a summary of the financial position of the Funds calculated in accordance with AAS 25 ‘Financial Reporting by Superannuation Plans’:

	2013	2012
(Surplus)/deficit	$’000	$’000
Accrued benefits	1,265	1,170
Net market value of fund assets	(1,882)	(1,579)
Net surplus	(617)	(409)

Contribution recommendations

	Method	2013	2012
SASS	Multiple of member contributions	0.00	0.00
SANCS	% Member Salary	0.00%	0.00%
SSS	Multiple of member contributions	0.00	0.00

Funding method

The method used to determine the employer contribution recommendations in the 2012 triennial actuarial review was the Aggregate Funding method. The method adopted affects the timing of the cost to the employer.

Under the Aggregate Funding method, the employer contribution rate is determined so that sufficient assets will be available to meet the benefit payments to existing members, taking into account the current value of assets and future contributions.

Weighted-average assumptions

	2013	2012
	%	%
Expected rate of return on Fund assets backing current pension liabilities	8.3	8.3
Expected rate of return on Fund assets backing other liabilities	7.3	7.3
Expected salary increase rate
- for 6 years	2.7	4.0
- thereafter	4.0	4.0
Expected rate of CPI increase	2.5	2.5

The AAS 25 surplus will be higher than the AASB 119 net defined benefit asset recognised in the balance sheet, because the expected after tax rate of return on the plan assets is typically higher than the long-term Commonwealth Government bond rate.

106 of 131 / TCorp Annual Report

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE
FOR THE YEAR ENDED 30 JUNE 2013

8.	Superannuation (continued)

Components recognised in the statement of comprehensive income

	2013	2012
	$’000	$’000
Current service cost	32	30
Interest on obligation	56	70
Expected return on fund assets	(136)	(133)
Total	(48)	(33)

The charge/(credit) for the year is included in staff costs in the statement of comprehensive income.

Net asset recognised in the balance sheet

	Total	Total	Total	Total	Total
	2013	2012	2011	2010	2009
	$’000	$’000	$’000	$’000	$’000
Fair value of fund assets at the beginning of the year	1,579	1,536	1,777	1,569	1,586
Expected return on fund assets	136	133	150	133	126
Actuarial gains/(losses)	139	(121)	(124)	32	(251)
Employer contributions	32	36	37	49	132
Employee contributions	15	14	17	17	16
Benefits paid	(19)	(19)	(321)	(23)	(40)
Fair value of fund assets at the end of the year	1,882	1,579	1,536	1,777	1,569
Present value of partly funded defined benefit obligations	(1,721)	(1,824)	(1,340)	(1,631)	(1,425)
Adjustment for limitation on net assets	—	—	—	—	—
Net asset/(liability) recognised in balance sheet at the end of the year	161	(245)	196	146	144
Experience adjustments – Fund liabilities	(187)	390	112	92	137
Experience adjustments – Fund assets	130	(121)	(124)	(31)	251

Amounts recognised in the statement of comprehensive income	2013	2012
	$’000	$’000
Actuarial losses incurred during the year and recognised in the statement of comprehensive income	(326)	510
Adjustments recognised in the statement of comprehensive income for restrictions on the defined benefit asset	—	—
Actuarial loss for the year as per the statement of comprehensive income	(326)	510
Cumulative actuarial losses recognised in the statement of comprehensive income	501	827

- End of Audited Financial Report -

107 of 131 / TCorp Annual Report

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE

FOR THE YEAR ENDED 30 JUNE 2013

Certificate under Section 41C(1B) and 41C(1C) of the Public Finance and Audit Act, 1983 and Clause 11 of the Public Finance and Audit Regulation, 2010

In the opinion of the Division Head of Treasury Corporation Division of the Government Service

a)	the financial report has been prepared in a form for consolidation in accordance with the provisions of the Public Finance and Audit Act 1983, the Public Finance and Audit Regulation 2010 and the Treasurer’s Directions. It has also been prepared in accordance with Australian Accounting Standards and other authoritative pronouncements of the Australian Accounting Standard Board;

h)	the financial report for the year ended 30 June 2013 exhibits a true and fair view of the financial position and transactions of Treasury Corporation Division of the Government Service; and

i)	I am not aware, as at the date of this Certificate, of any circumstances which would render any particulars included in the financial report to be misleading or inaccurate.

S W Knight Division Head

28 August 2013
Sydney

108 of 131 / TCorp Annual Report

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE
FOR THE YEAR ENDED 30 JUNE 2013

INDEPENDENT AUDITOR’S REPORT
Treasury Corporation Division of the Government Service

To Members of the New South Wales Parliament

I have audited the accompanying financial statements of New South Wales Treasury Corporation Division of the Government Service (the Division), which comprise the balance sheet as at 30 June 2013, the statement of comprehensive income, statement of changes in equity and cash flow statement, for the year then ended, notes comprising a summary of significant accounting policies and other explanatory information.

Opinion

In my opinion, the financial statements:

•	give a true and fair view of the financial position of the Division as at 30 June 2013, and of its financial performance and its cash flows for the year then ended in accordance with Australian Accounting Standards

•	are in accordance with section 41B of the Public Finance and Audit Act 1983 (the PF&A Act) and the Public Finance and Audit Regulation 2010.

My opinion should be read in conjunction with the rest of this report.

The Chief Executive’s Responsibility for the Financial Statements

The Chief Executive of New South Wales Treasury Corporation is responsible for the preparation of the financial statements that give a true and fair view in accordance with Australian Accounting Standards and the PF&A Act and for such internal control as the Chief Executive determines is necessary to enable the preparation of the financial statements that give a true and fair view and that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

My responsibility is to express an opinion on the financial statements based on my audit. I conducted my audit in accordance with Australian Auditing Standards. Those Standards require that I comply with relevant ethical requirements relating to audit engagements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence bout the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Division’s preparation of the financial statements that give a true and fair view in order to design audit procedures appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Division’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Chief Executive, as well as evaluating the overall presentation of the financial statements.

109 of 131 / TCorp Annual Report

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE
FOR THE YEAR ENDED 30 JUNE 2013

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

My opinion does not provide assurance:

•	about the future viability of the Division

•	that it has carried out its activities effectively, efficiently and economically

•	about the effectiveness of its internal control

•	about the security and controls over the electronic publication of the audited financial statements on any website where they may be presented

•	about other information which may have been hyperlinked to/from the financial statements.

Independence

In conducting my audit, I have complied with the independence requirements of the Australian Auditing Standards and other relevant ethical pronouncements. The PF&A Act further promotes independence by:

•	providing that only Parliament, and not the executive government, can remove an Auditor-General

•	mandating the Auditor-General as auditor of public sector agencies, but precluding the provision on non-audit services, thus ensuring the Auditor-General and the Audit Office of New South Wales are not compromised in their role by the possibility of losing clients or income.

A Oyetunji
Director, Financial Audit Services

2 September 2013
SYDNEY

110 of 131 / TCorp Annual Report

TCORP NOMINEES PTY LIMITED
A.B.N. 81 003 747 162
STATEMENT OF COMPREHENSIVE INCOME
FOR THE YEAR ENDED 30 JUNE 2013

		2013	2012
	Note	$	$
Income		—	—
Income tax equivalent expense	1(c)	—	—
Profit for the year		—	—
Other comprehensive income		—	—
Total comprehensive income for the year		—	—

The accompanying notes form part of these financial statements.

111 of 131 / TCorp Annual Report

TCORP NOMINEES PTY LIMITED
A.B.N. 81 003 747 162
BALANCE SHEET
FOR THE YEAR ENDED 30 JUNE 2013

		2013	2012
	Note	$	$

Cash	1(d)	2	2
Total assets		2	2

Total liabilities		—	—

Net assets		2	2

Contributed equity	2	2	2
Retained profits		—	—
Total equity		2	2

The accompanying notes form part of these financial statements.

112 of 131 / TCorp Annual Report

TCORP NOMINEES PTY LIMITED
A.B.N. 81 003 747 162
STATEMENT OF CHANGES IN EQUITY
FOR THE YEAR ENDED 30 JUNE 2013

Retained
		earnings	Total equity
	Note	$	$
Total equity at 30 June 2011		2	2
Profit for the year		—	—
Other comprehensive income		—	—
Total comprehensive income for the year		—	—
Total equity at 30 June 2012		2	2
Profit for the year		—	—
Other comprehensive income		—	—
Total comprehensive income for the year		—	—
Total equity at 30 June 2013		2	2

The accompanying notes form part of these financial statements.

113 of 131 / TCorp Annual Report

TCORP NOMINEES PTY LIMITED
A.B.N. 81 003 747 162
CASH FLOW STATEMENT
FOR THE YEAR ENDED 30 JUNE 2013

	2013	2012
	$	$
Cash inflows/(outflows) from operating activities
Net cash flows from operating activities	—	—

Net increase in cash held	—	—

Cash at the beginning of the year	2	2
Cash at the end of the year	2	2

The accompanying notes form part of these financial statements.

114 of 131 / TCorp Annual Report

TCORP NOMINEES PTY LIMITED
A.B.N. 81 003 747 162
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2013

1.	Summary of significant accounting policies

a)	Basis of preparation

These general purpose financial statements have been prepared in accordance with Accounting Standards and other authoritative pronouncements of the Australian Accounting Standards Board, and comply with other requirements of the law.

Australian Accounting Standards include Australian Equivalents to International Financial Reporting Standards (IFRS). Compliance with Australian Equivalents to IFRS ensures this financial report complies with IFRS.

The financial statements also have regard to the requirements of the Public Finance and Audit Act 1983, the Public Finance and Audit Regulation 2010 and the Treasurer’s Directions as the parent entity is required to report in accordance with provisions contained within that New South Wales legislation.

Standards and interpretations in issue not yet adopted

At the date of authorisation of the financial statements, the Standards and Interpretations listed below were in issue but not yet effective.

Standard/Interpretation	Effective for annual	Expected to be
	reporting periods	initially applied in
	beginning on or	the financial year
	after	ending

AASB 13 Fair Value Measurement and AASB 2011-8 Amendments to Australian Accounting Standards arising from AASB 13.	1 January 2013	30 June 2014

AASB 127 (2011) Separate Financial Statements	1 January 2013	30 June 2014

When applied, all of these standards will impact only on the presentation of the financial statements and disclosures in the notes.

The financial statements are prepared using the accrual basis of accounting. Financial assets and financial liabilities are stated on a fair value basis of measurement unless otherwise indicated. Other assets and liabilities are stated on an historical cost basis of measurement.

Management’s judgements, key assumptions and estimates are disclosed in the relevant notes to the financial statements.
115 of 131 / TCorp Annual Report

TCORP NOMINEES PTY LIMITED
A.B.N. 81 003 747 162
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2013

1.	Summary of significant accounting policies (continued)

b)	Company information and activities

TCorp Nominees Pty Ltd (the company) is a company registered under the Corporations Act 2001 and incorporated in New South Wales, Australia. The address of its registered office is:

Level 22
Governor Phillip Tower
1 Farrer Place
SYDNEY NSW 2000

Other than disclosed in Note 6, there were no transactions undertaken by the company with any other party, including related parties, during the reporting period or the previous period. All ongoing costs of incorporation and audit are borne by the parent entity.

The company acts as a security trustee in relation to financing of a hospital for which the parent entity has advanced funds. As a security trustee, the company holds rights under a number of mortgages and charges on trust for the parent entity. Should the company take enforcement action against the security providers under the transaction, any moneys realised are to be paid to the parent entity. The company’s actions as security trustee are supported by indemnities from the parent entity for losses incurred in connection with this role. As at 30 June 2013, the amount outstanding under the lending arrangements was approximately $7.2 million (2012: $9.3 million). At the date of this report, the company has not taken any enforcement action under the security held, nor are there any issues pending that would likely require such action to be taken in the future.

c)	Income tax

The Income Tax Assessment Act 1936 and Income Tax Assessment Act 1997 exempts the company and its parent entity from liability for Commonwealth Income Tax. The parent entity is subject to a tax equivalent payment to the New South Wales Government on its consolidated results.

d)	Cash

Cash comprises cash on hand.

e)	Presentation

The financial report is presented in Australian dollars and amounts are rounded off to the nearest dollar.

Comparative information has been restated where necessary to be presented on a consistent basis to the current year information.
116 of 131 / TCorp Annual Report

TCORP NOMINEES PTY LIMITED
A.B.N. 81 003 747 162
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2013

2.	Contributed equity

	2013	2012
	$	$
2 Ordinary shares issued and fully paid	2	2

Ordinary shares entitle the holder to participate in dividends and the proceeds on winding up of the company in proportion to the number of and amounts paid on the shares held.

3.	Dividends

The directors recommend that no dividend be paid in respect of the current year. No dividend has previously been declared or paid.

4.	Remuneration of auditors

Fees for services rendered to the company by the auditors are borne by the parent entity (note 6). The audit fee applicable to this company amounted to $3,750 (2012: $3,750).

5.	Key management personnel

The key management personnel of the company during the year were the directors. The company has no employees.

The names of each person who were directors of the company at any time during the financial year are as follows:

Stephen William Knight
Paul Anthony Smith
Clare Sylvia Mifsud

The directors of the company did not receive any remuneration from the company or any related entity in relation to the management of the company.

6.	Related parties Parent entity

TCorp Nominees Pty Limited is a wholly-owned controlled entity of the parent entity, New South Wales Treasury Corporation. The parent entity was incorporated under the Treasury Corporation Act 1983 of the New South Wales Parliament.

Related party non-cash transactions

During the current financial year the company borrowed an amount of $10 from the parent entity to invest in the initial units of the Hour-Glass Strategic Fixed Interest Sector Trust (“Trust”). On or after initial investment in the Trust, the company redeemed its units and repaid its loan to the parent entity.

117 of 131 / TCorp Annual Report

TCORP NOMINEES PTY LIMITED
A.B.N. 81 003 747 162
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2013

Subsequent events

No matter or circumstance has arisen since 30 June 2013 that has significantly affected, or may significantly affect:

a)	the company’s operations in future years; or

b)	the results of those operations in future years; or

c)	the company’s state of affairs in future years.

7.	Authorisation date

This financial report was authorised for issue in accordance with a resolution of the directors of TCorp Nominees Pty Limited on 28th August 2013.

- End of Audited Financial Report -

118 of 131 / TCorp Annual Report

TCORP NOMINEES PTY LIMITED
A.B.N. 81 003 747 162

Certificate under Section 41C (1B) and 41C (1C) of the Public Finance and Audit Act 1983 and Clause 11 of the Public Finance and Audit Regulation 2010.

In the opinion of the Directors of TCorp Nominees Pty Limited:

a)	The financial statements have been prepared in accordance with the provisions of the Public Finance and Audit Act 1983, the Public Finance and Audit Regulation 2010 and the Treasurer’s Directions. They have also been prepared in accordance with Australian Accounting Standards and other authoritative pronouncements of the Australian Accounting Standard Board;

b)	the financial statements for the year ended 30 June 2013 exhibit a true and fair view of the financial position and transactions of TCorp Nominees Pty Limited; and

c)	the Directors are not aware, as at the date of this Certificate, of any circumstances which would render any particulars included in the financial statements to be misleading or inaccurate.

Signed in accordance with a resolution of the Board of Directors:

SW Knight Director	P A Smith Director

28 August 2013
Sydney

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TCORP NOMINEES PTY LIMITED
A.B.N. 81 003 747 162

INDEPENDENT AUDITOR’S REPORT
TCorp Nominees Pty Limited

To Members of the New South Wales Parliament

I have audited the accompanying financial statements of TCorp Nominees Pty Limited which comprise the balance sheet as at 30 June 2013, the statement of comprehensive income, statement of changes in equity and cash flow statement for the year then ended, notes comprising a summary of significant accounting policies and other explanatory information.

Opinion

In my opinion, the financial statements:

•	give a true and fair view of the financial position of TCorp Nominees Pty Limited as at 30 June 2013, and of its financial performance and its cash flows for the year then ended in accordance with Australian Accounting Standards

•	are in accordance with section 41B of the Public Finance and Audit Act 1983 (the PF&A Act), and the Public Finance and Audit Regulation 2010.

My opinion should be read in conjunction with the rest of this report.

The Chief Executive’s Responsibility for the Financial Statements

The Chief Executive of New South Wales Treasury Corporation is responsible for the preparation of the financial statements that give a true and fair view in accordance with Australian Accounting Standards and the PF&A Act, and for such internal control as the Chief Executive determines is necessary to enable the preparation of the financial statements that give a true and fair view and that are are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

My responsibility is to express an opinion on the financial statements based on my audit. I conducted my audit in accordance with Australian Auditing Standards. Those Standards require that I comply with relevant ethical requirements relating to audit engagements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the TCorp Nominees Pty Limited’s preparation of the financial statements that give a true and fair view in order to design audit procedures appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of TCorp Nominees Pty Limited’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Chief Executive, as well as evaluating the overall presentation of the financial statements.

120 of 131 / TCorp Annual Report

TCORP NOMINEES PTY LIMITED
A.B.N. 81 003 747 162

I believe the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

My opinion does not provide assurance:

•	about the future viability of the TCorp Nominees Pty Limited

•	that it has carried out its activities effectively, efficiently and economically

•	about the effectiveness of its internal controls

•	about the security and controls over the electronic publication of the audited financial statements on any website where they may be presented

•	about other information which may have been hyperlinked to/from the financial statements.

Independence

In conducting my audit, I have complied with the independence requirements of the Australian Auditing Standards and other relevant ethical pronouncements. The PF&A Act further promotes independence by:

•	providing that only Parliament, and not the executive government, can remove an Auditor-General

•	mandating the Auditor-General as auditor of public sector agencies but precluding the provision of non-audit services, thus ensuring the Auditor-General and the Audit Office of New South Wales are not compromised in their role by the possibility of losing clients or income.

A Oyetunji
Director, Financial Audit Services

2 September 2013
SYDNEY

121 of 131 / TCorp Annual Report